Exhibit 10.14

Execution Copy

SPARTAN MOTORS, INC.

AMENDED AND RESTATED
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

$10,000,000

4.93% SERIES A SENIOR NOTES DUE NOVEMBER 30, 2010

$5,000,000

5.46% SERIES B SENIOR NOTES DUE DECEMBER 1, 2016
and

$45,000,000

PRIVATE SHELF FACILITY

Dated as of November 30, 2009

(Not Part of Agreement)

Page
1.	AUTHORIZATION OF ISSUE OF NOTES	2

1A.	Authorization of Issue of Series B Notes	2
1B.	Authorization of Issue of Shelf Notes	2

2.	PURCHASE AND SALE OF NOTES	3

2A.	Purchase and Sale of Series B Notes	3
2B.	Purchase and Sale of Shelf Notes	3

3.	CONDITIONS OF AMENDMENT AND RESTATEMENT AND CLOSING	7

3A.	Certain Documents	7
3B.	Opinion of Prudential’s Special Counsel	9
3C.	Opinion of Company’s and Guarantors’ Counsel	9
3D.	Representations and Warranties; No Default; Satisfaction of Conditions	10
3E.	Purchase Permitted by Applicable Laws	10
3F.	Utilimaster Acquisition Documents	10
3G.	Payment of Fees	10
3H.	Fees and Expenses	10
3I.	Proceedings	11

4.	PREPAYMENTS	11

4A.	Required Prepayments	11
4B.	Optional Prepayment With Yield-Maintenance Amount	11
4C.	Notice of Optional Prepayment	11
4D.	Application of Prepayments	12
4E.	Offer to Prepay Notes in the Event of a Change of Control	12
4F.	No Acquisition of Notes	13

(continued)

Page
5.	AFFIRMATIVE COVENANTS	13

5A.	Financial Statements	13
5B.	Information Required by Rule 144A	15
5C.	Inspection of Property	15
5D.	Covenant to Secure Notes Equally	15
5E.	Compliance with Law	15
5F.	Maintenance of Insurance	16
5G.	Maintenance of Properties	16
5H.	Payment of Taxes	16
5I.	Corporate Existence	16
5J.	Lines of Business	16
5K.	Subsequent Guarantors	17

6.	NEGATIVE COVENANTS	17

6A.	Financial Covenants.	17
6A(1).	Leverage Ratio	17
6A(2).	Interest Coverage Ratio	17
6A(3).	Tangible Net Worth	17
6B.	Indebtedness.	17
6C.	Liens.	18
6D.	Fundamental Changes.	19
6E.	Investments, Loans, Advances, Guarantees and Acquisitions.	19
6F.	Swap Agreements.	20
6G.	Restricted Payments.	21
6H.	Transactions with Affiliates.	21
6I.	Restrictive Agreements.	21
6J.	Disposition of Assets; Etc.	21
6K.	Nature of Business.	22
6L.	Inconsistent Agreements.	22
6M.	Accounting Changes.	22
6N.	Most Favored Lender Status	22
6O.	Terrorism Sanctions Regulations	22
6P.	New Credit Agreement; Termination of Existing Credit Facilities	22

(continued)

Page
7.	EVENTS OF DEFAULT	23

7A.	Acceleration	23
7B.	Rescission of Acceleration	26
7C.	Notice of Acceleration or Rescission	26
7D.	Other Remedies	26

8.	REPRESENTATIONS, COVENANTS AND WARRANTIES	27

8A(1).	Organization; Subsidiary Preferred Equity	27
8A(2).	Power and Authority	27
8B.	Financial Statements	27
8C.	Actions Pending	28
8D.	Outstanding Indebtedness	28
8E.	Title to Properties	28
8F.	Taxes	28
8G.	Conflicting Agreements and Other Matters	29
8H.	Offering of Notes	29
8I.	Use of Proceeds	29
8J.	ERISA	30
8K.	Governmental Consent	30
8L.	Compliance with Environmental and Other Laws	30
8M.	Regulatory Status	31
8N.	Permits and Other Operating Rights	31
8O.	Rule 144A	31
8P.	Absence of Financing Statements, etc.	31
8Q.	Foreign Assets Control Regulations, Etc.	31
8R.	Disclosure	32
8S.	Hostile Tender Offers	32

9.	REPRESENTATIONS OF EACH PURCHASER	32

9A.	Nature of Purchase	32
9B.	Source of Funds	33

(continued)

Page
10.	DEFINITIONS; ACCOUNTING MATTERS	34

10A.	Yield‑Maintenance Terms	34
10B.	Other Terms	36
10C.	Accounting and Legal Principles, Terms and Determinations	47

11.	MISCELLANEOUS	48

11A.	Note Payments	48
11B.	Expenses	49
11C.	Consent to Amendments	50
11D.	Form, Registration, Transfer and Exchange of Notes; Lost Notes	50
11E.	Persons Deemed Owners; Participations	51
11F.	Survival of Representations and Warranties; Entire Agreement	51
11G.	Successors and Assigns	52
11H.	Independence of Covenants	52
11I.	Notices	52
11J.	Payments Due on Non-Business Days	52
11K.	Satisfaction Requirement	53
11L.	GOVERNING LAW	53
11M.	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	53
11N.	Severability	54
11O.	Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence	54
11P.	Counterparts; Facsimile or Electronic Signatures	54
11Q.	Severalty of Obligations	54
11R.	Independent Investigation	54
11S.	Directly or Indirectly	55
11T.	Transaction References	55
11U.	Binding Agreement	55

EXHIBITS AND SCHEDULES

PURCHASER SCHEDULE
INFORMATION SCHEDULE

EXHIBIT A-1	--	FORM OF SERIES A NOTE
EXHIBIT A-2	--	FORM OF SERIES B NOTE
EXHIBIT A-3	--	FORM OF SHELF NOTE
EXHIBIT B	--	FORM OF DISBURSEMENT DIRECTION LETTER
EXHIBIT C	--	FORM OF REQUEST FOR PURCHASE
EXHIBIT D	--	FORM OF CONFIRMATION OF ACCEPTANCE
EXHIBIT E-1	--	FORM OF GUARANTY AGREEMENT
EXHIBIT E-2	--	FORM OF CONFIRMATION OF GUARANTY
EXHIBIT F-1	--	FORM OF OPINION OF COMPANY’S AND GUARANTORS’
COUNSEL (SERIES B NOTES)
EXHIBIT F-2	--	FORM OF OPINION OF COMPANY’S AND GUARANTORS’
COUNSEL (SHELF NOTES)

SCHEDULE 6B	--	EXISTING INDEBTEDNESS
SCHEDULE 6C	--	EXISTING LIENS
SCHEDULE 6I	--	RESTRICTIVE AGREEMENTS
SCHEDULE 8A(1)	--	SUBSIDIARIES
SCHEDULE 8G	--	AGREEMENTS RESTRICTING INDEBTEDNESS

SPARTAN MOTORS, INC.
1165 Reynolds Road
Charlotte, Michigan  48813

As of November 30, 2009

Prudential Investment Management, Inc. (“Prudential”)

Each of the Purchasers named in the Purchaser
  Schedule attached hereto as holders of the Series
  A Notes (the “Existing Holders”)

Each of the Purchasers named in
   the Purchaser Schedule attached
   hereto as purchasers of Series B Notes
   (the “Series B Note Purchasers”)

Each other Prudential Affiliate (as hereinafter
   defined) which becomes bound by certain
   provisions of this Agreement as hereinafter
   provided

c/o Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Ladies and Gentlemen:

The undersigned, Spartan Motors, Inc., a Michigan corporation (herein called the “Company”), hereby agrees with you as set forth below.  Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

INTRODUCTION

The Company and the Existing Holders are parties to the Note Purchase and Private Shelf Agreement, dated as of November 30, 2007 (the “Existing Note Agreement”), under which the Company issued and sold, and the Existing Holders purchased, a Series of its senior promissory notes (the “Series A Notes”) in the aggregate principal amount of $10,000,000, dated the date of issue thereof, maturing November 30, 2010, bearing interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 4.93% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series A Notes the outstanding principal balance of the Series A Notes shall bear interest from and after the date of such Event of Default and until such Event of Default ceases to be in existence at the rate per annum from time to time equal to the Default Rate) and on overdue payments at the rate per annum from time to time equal to the Default Rate, and substantially in the form of Exhibit A-1 attached hereto.  The terms “Series A Note” and “Series A Notes” as used herein shall include each Series A Note delivered pursuant to any provision of the Existing Note Agreement or this Agreement and each Series A Note delivered in substitution or exchange for any such Series A Note pursuant to any such provision.

The Company, Prudential, the Existing Holders and the Series B Note Purchasers desire to enter into this Agreement so as to, among other things (i) provide for the purchase and sale of the Series B Notes, (ii) provide for the possibility of the issuance of Shelf Notes during the Issuance Period, and (iii) amend and restate the Existing Note Agreement to read as set forth herein and for the outstanding Series A Notes to be outstanding under and subject to the terms of this Agreement.  Effective upon the execution and delivery hereof by the Company, Prudential, the Existing Holders and the Series B Note Purchasers and the satisfaction of the conditions set forth in paragraph 3 hereof, the Company, Prudential, the Existing Holders and the Series B Note Purchasers agree that (a) the Existing Note Agreement shall be amended and restated in its entirety to read as set forth in this Agreement, and (b) each of the Series A Notes shall be deemed to be outstanding under this Agreement and be entitled to the benefits hereof.

1.         AUTHORIZATION OF ISSUE OF NOTES.

1A.      Authorization of Issue of Series B Notes.  The Company will authorize the issue of its senior promissory notes (the “Series B Notes”) in the aggregate principal amount of $5,000,000, to be dated the date of issue thereof, to mature December 1, 2016, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 5.46% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series B Notes the outstanding principal balance of the Series B Notes shall bear interest from and after the date of such Event of Default and until such Event of Default ceases to be in existence at the rate per annum from time to time equal to the Default Rate) and on overdue payments at the rate per annum from time to time equal to the Default Rate, and to be substantially in the form of Exhibit A-2 attached hereto.  The terms “Series B Note” and “Series B Notes” as used herein shall include each Series B Note delivered pursuant to any provision of this Agreement and each Series B Note delivered in substitution or exchange for any other Series B Note pursuant to any such provision.

1B.      Authorization of Issue of Shelf Notes.  The Company will authorize the issue of its additional senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of $45,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than twelve years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than ten years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A-3 attached hereto.  The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision.  The terms “Note” and “Notes” as used herein shall include each Series A Note, each Series B Note and each Shelf Note.  Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2.         PURCHASE AND SALE OF NOTES.

2A.      Purchase and Sale of Series B Notes.  The Company hereby agrees to sell to each Series B Note Purchaser and, subject to the terms and conditions herein set forth, each Series B Note Purchaser agrees to purchase from the Company the aggregate principal amount of Series B Notes set forth opposite such Series B Note Purchaser’s name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount.  On November 30, 2009 (herein called the “Series B Closing Day”), the Company will deliver to each Series B Note Purchaser at the offices of Schiff Hardin LLP, at 233 S. Wacker Drive, Suite 6600, Chicago, Illinois, 60606, one or more Series B Notes registered in such Series B Note Purchaser’s name (or, if specified in the Purchaser Schedule, in the name of the nominee(s) for such Series B Note Purchaser specified in the Purchaser Schedule), evidencing the aggregate principal amount of Series B Notes to be purchased by such Series B Note Purchaser and in the denomination or denominations specified with respect to such Series B Note Purchaser in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the account or accounts as shall be specified in a letter on the Company’s letterhead, in substantially the form of Exhibit B attached hereto, from the Company to the Series B Note Purchasers delivered prior to the Series B Closing Day.

2B.      Purchase and Sale of Shelf Notes.

2B(1).  Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”.  At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1B, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC

PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2B(2).  Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the 30th day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under paragraph 7A of this Agreement, and (v) the acceleration of any Note under paragraph 7A of this Agreement.  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3).  Request for Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by facsimile transmission or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than twelve years from the date of issuance), average life (which shall be no more than ten years from the date of issuance), principal prepayment dates (if any) and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit C attached hereto.  Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2B(4).  Rate Quotes.  Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or facsimile transmission, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate or Affiliates would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5).  Acceptance.  Within the Acceptance Window with respect to any interest rate quotes provided pursuant to paragraph 2B(4), the Company may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or facsimile transmission within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates.  The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to paragraph 2B(6) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate or Affiliates, and Prudential agrees to cause the purchase by a Prudential Affiliate or Affiliates of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached hereto (herein called a “Confirmation of Acceptance”).  If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(6).  Market Disruption.  Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5) the domestic market for U.S. Treasury securities or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

2B(7).  Facility Closings.  Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 180 North Stetson Street, Suite 5600, Chicago, Illinois 60601, Attention:  Law Department, or at such other place as Prudential may have directed, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(iii) or (ii) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

2B(8).  Fees.

2B(8)(i).          Structuring Fee.  [Intentionally omitted.]

2B(8)(ii).         Issuance Fee.  The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day in an amount equal to 0.10% of the aggregate principal amount of Shelf Notes sold to such Purchaser on such Closing Day.

2B(8)(iii).        Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY – MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such

Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.  In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

2B(8)(iv).        Cancellation Fee.  If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(8)(iii).  The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data).  Each price shall be based on a U.S. Treasury security having a part value of $100.00 and shall be rounded to the second decimal place.  In no case shall the Cancellation Fee be less than zero.

3.         CONDITIONS OF AMENDMENT AND RESTATEMENT AND CLOSING.  The effectiveness of the amendment and restatement of the Existing Note Agreement pursuant to this Agreement is subject to the satisfaction, on the Series B Closing Day, of, and the obligation of any Purchaser to purchase and pay for the Notes to be purchased by such Purchaser hereunder on any Closing Day is subject to the satisfaction, on or before such Closing Day, of, the following conditions:

3A.      Certain Documents.  Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser dated the date of the applicable Closing Day unless otherwise indicated, and, on the applicable Closing Day, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i)         The Note(s) to be purchased by such Purchaser on such Closing Day in the form of Exhibit A-2 or Exhibit A-3 hereto, as applicable;

(ii)        (a) an Amended and Restated Guaranty Agreement in favor of the holders of the Notes in the form of Exhibit E-1 hereto (together with any other guaranty pursuant to which the Notes are guarantied and which is entered into as contemplated hereby or by any other Transaction Document, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, collectively called the “Guaranty Agreements” and individually called a “Guaranty Agreement”), made by each Person which is, on such Closing Day, obligated under a Guarantee with respect to any Indebtedness of the Company and is not then a party to a Guaranty Agreement, together with an Officer’s Certificate certifying as to all Persons which are then obligated under a Guarantee with respect to any Indebtedness of the Company and (b) with respect to any Closing Day other than the Series B Closing Day, a Confirmation of Guaranty made by each Guarantor as of such Closing Day in the form of Exhibit E-2 hereto (collectively, the “Confirmation of Guaranty”);

(iii)       a Secretary’s Certificate signed by the Secretary or an Assistant Secretary and one other officer of the Company and each Guarantor certifying, among other things, (a) as to the names, titles and true signatures of the officers of the Company or such Guarantor, as the case may be, authorized to sign the Notes being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement and the other Transaction Documents to which the Company or such Guarantor, as the case may be, is a party, (b) that attached thereto is a true, accurate and complete copy of the certificate of incorporation or other formation documents of the Company or such Guarantor, as the case may be, certified by the Secretary of State of the state of organization of the Company or such Guarantor, as the case may be, as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement or other organizational documents of the Company or such Guarantor, as the case may be, which were duly adopted and are in effect as of such Closing Day and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d), below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of the Company or such Guarantor, as the case may be, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of this Agreement, the Notes or other Transaction Documents to which the Company or such Guarantor, as the case may be, is a party, being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement and such other Transaction Documents to which the Company or such Guarantor, as the case may be, is a party, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the shareholders, partners or members of the Company or such Guarantor, as the case may be, or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (e) this Agreement, the Notes and the other Transaction Documents being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement and the other Transaction Documents executed and delivered to such Purchaser by the Company or such Guarantor, as the case may be, are in the form approved by its board of directors or other managing body in the resolutions referred to in clause (d), above and (f) that no dissolution or liquidation proceedings as to the Company or any Subsidiary have been commenced or are contemplated; provided, however, that with respect to any Closing Day subsequent to the Series B Closing Day, if none of the matters certified to in the certificate delivered by the Company or any Guarantor under this clause (ii) on any prior Closing Day have changed and the resolutions referred to in sub-clause (d) of this clause (ii) authorize the execution and delivery of the Notes being delivered on such subsequent Closing Day, then the Company or such Guarantor, as the case may be, may, in lieu of the certificate described above, deliver a Secretary’s Certificate signed by its Secretary or Assistant Secretary certifying that there have been no changes to the matters certified to in the certificate delivered by the Company delivered on such prior Closing Day under this clause (ii);

(iv)       a certificate of corporate or other type of entity and tax good standing for the Company and each of its Subsidiaries from the Secretary of State of the state of organization of the Company and each such Subsidiary and of each state in which the Company or any such Subsidiary is required to be qualified to transact business as a foreign organization, in each case dated as of a recent date;

(v)        certified copies of Requests for Information or Copies (Form UCC‑11) or equivalent reports listing all effective financing statements which name the Company or any Subsidiary (under its present name and previous names used) as debtor and which are filed in the office of the Secretary of State (or such other office which is, under the Uniform Commercial Code as in effect in the applicable jurisdiction, the proper office in which to file a financing statement under Section 9-501(a)(2) of such Uniform Commercial Code) of the location (as determined under the Uniform Commercial Code) of the Company or such Subsidiary, as applicable, together with copies of such financing statements;

(vi)       such other certificates, documents and agreements as such Purchaser may reasonably request.

3B.      Opinion of Prudential’s Special Counsel.  Such Purchaser shall have received from Wiley S. Adams, Vice President and Corporate Counsel of Prudential, or such other counsel who is acting as special counsel for such Purchaser in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

3C.      Opinion of Company’s and Guarantors’ Counsel.  Such Purchaser shall have received from Varnum LLP, special counsel for the Company and the Guarantors (or such other counsel designated by the Company and acceptable to such Purchaser), a favorable opinion satisfactory to such Purchaser, dated such Closing Day, and substantially in the form of Exhibit F-1 attached hereto (in the case of the Series B Notes) or Exhibit F-2 attached hereto (in the case of any Shelf Notes) and as to such other matters as such Purchaser may reasonably request.  The Company, by its execution hereof, hereby requests and authorizes such special counsel to render such opinions and to allow such Purchaser to rely on such opinions, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such request and authorization, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.

3D.      Representations and Warranties; No Default; Satisfaction of Conditions.  The representations and warranties contained in paragraph 8 shall be true on and as of such Closing Day, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby; there shall exist on such Closing Day no Event of Default or Default, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby; the Company and each Guarantor shall have performed all agreements and satisfied all conditions required under this Agreement to be performed or satisfied on or before such Closing Day; and the Company and each Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to each such effect.

3E.      Purchase Permitted by Applicable Laws.  The purchase of and payment for the Notes to be purchased by such Purchaser on such Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.  All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement and the Notes to be issued on such Closing Day or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance satisfactory to such Purchaser.

3F.       Utilimaster Acquisition Documents.  Such Purchaser shall have received copies of the Utilimaster Acquisition documents and shall be satisfied with the form, structure and terms of the Utilimaster Acquisition and all related transactions, the legal and the regulatory aspects of the Utilimaster Acquisition and all related transactions and all other legal (including tax implications), financial and regulatory matters relating to the Utilimaster Acquisition and the Utilimaster Acquisition documents and related transactions.

3G.      Payment of Fees.  The Company shall have paid to such Purchaser in immediately available funds any fees due it pursuant to or in connection with this Agreement,  any Issuance Fee due pursuant to paragraph 2B(8)(ii) (including with respect to the Series B Notes) and any Delayed Delivery Fee due pursuant to paragraph 2B(8)(iii).

3H.      Fees and Expenses.  Without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of any special counsel to the Purchasers in connection with this Agreement or the transactions contemplated hereby.

3I.        Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4.         PREPAYMENTS.  The Series A Notes shall be subject to prepayment only with respect to the required prepayments specified in paragraph 4E, the optional prepayments permitted by paragraph 4B, and upon acceleration pursuant to paragraph 7A.  The Series B Notes shall be subject to prepayment only with respect to the required prepayments specified in paragraph 4E, the optional prepayments permitted by paragraph 4B, and upon acceleration pursuant to paragraph 7A.  Any Shelf Notes shall be subject to prepayment only with respect to the required prepayments specified in paragraph 4A(3) and paragraph 4E, the optional prepayments permitted by paragraph 4B, and upon acceleration pursuant to paragraph 7A.

4A.      Required Prepayments.

4A(1).  No Scheduled Required Prepayments of Series A Notes.  The Series A Notes shall not be subject to any scheduled required prepayments.  The outstanding principal amount of the Series A Notes, together with any accrued and unpaid interest thereon, shall become due on November 30, 2010, the maturity date of the Series A Notes.

4A(2).  Required Prepayments of Series B Notes.  The Series B Notes shall not be subject to any scheduled required prepayments.  The outstanding principal amount of the Series B Notes, together with any accrued and unpaid interest thereon, shall become due on December 1, 2016, the maturity date of the Series B Notes.

4A(3).  Required Prepayments of Shelf Notes.  Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

4B.      Optional Prepayment With Yield-Maintenance Amount.  The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $1,000,000 and in a minimum amount of $5,000,000 on any one occurrence), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note.  Any partial prepayment of a Series of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal thereof (including the required payment of principal due upon the maturity thereof) in inverse order of their scheduled due dates.

4C.      Notice of Optional Prepayment.  The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date (which shall be a Business Day), specifying such prepayment date and the aggregate principal amount of the Notes of such Series, and the Notes of such Series held by such holder, to be prepaid on such date, and stating that such prepayment is to be made pursuant to paragraph 4B.  Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance

Amount, if any, with respect thereto, shall become due and payable on such prepayment date.  The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

4D.      Application of Prepayments.  In the case of each prepayment of less than the entire outstanding principal amount of all Notes of any Series pursuant to paragraphs 4A(3) or 4B, the principal amount so prepaid shall be allocated pro rata to all Notes of such Series at the time outstanding in proportion to the respective outstanding principal amounts thereof.

4E.      Offer to Prepay Notes in the Event of a Change of Control.

4E(1).  Notice of Change of Control.  The Company will, at least 30 days prior to any Change of Control, give written notice of such Change of Control to each holder of the Notes.  Such notice shall contain and constitute an offer to prepay the Notes as described in paragraph 4E(3) and shall be accompanied by the certificate described in paragraph 4E(6).

4E(2).  Notice of Acceptance of Offer under Paragraph 4E(1).  If the Company shall at any time receive an acceptance to an offer to prepay Notes under paragraph 4E(1) from some, but not all, of the holders of the Notes, then the Company will, within two Business Days after the receipt of such acceptance, give written notice of such acceptance to each other holder of the Notes.

4E(3).  Offer to Prepay Notes.  The offer to prepay Notes contemplated by paragraph 4E(1) shall be an offer to prepay, in accordance with and subject to this paragraph 4E, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) at the time of the occurrence of the Change of Control.

4E(4).  Rejection; Acceptance.  A holder of Notes may accept or reject the offer to prepay made pursuant to this paragraph 4E by causing a notice of such acceptance or rejection to be delivered to the Company prior to the prepayment date.  A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this paragraph 4E shall be deemed to constitute an acceptance of such offer by such holder.

4E(5).  Prepayment.  Prepayment of the Notes to be prepaid pursuant to this paragraph 4E shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and the Yield-Maintenance Amount, if any, with respect thereto.  The prepayment shall be made at the time of the occurrence of the Change of Control.

4E(6).  Officer’s Certificate.  Each offer to prepay the Notes pursuant to this paragraph 4E shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the proposed prepayment date (which shall be the date of the Change of Control), (ii) that such offer is made pursuant to this paragraph 4E, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the prepayment date, (v) that the conditions of this paragraph 4E have been fulfilled, and (vi) in reasonable detail, the nature and anticipated date of the Change of Control.

4F.       No Acquisition of Notes.  The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A(3) or 4B, upon acceptance of an offer to prepay pursuant to paragraph 4E, or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions.  Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.

5.         AFFIRMATIVE COVENANTS.  During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, the Company covenants as follows:

5A.      Financial Statements.  The Company covenants that it will deliver to each Significant Holder in duplicate:

(i)         as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applicable to quarterly financial statements and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(ii)        as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated and, if provided to any holder of any Indebtedness of the Company, consolidating statements of income and cash flows and a consolidated statement of stockholders’ equity of the Company and its Subsidiaries for such year, and a consolidated and, if provided to any holder of any Indebtedness of the Company, consolidating balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail, prepared in accordance with generally accepted accounting principles and, as to the consolidated statements, accompanied by an unqualified opinion thereon of independent public accountants of recognized national standing selected by the Company and acceptable to the Required Holder(s), which unqualified opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries and the results of their operations and cash flows and have been prepared in accordance with generally accepted accounting principles, that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in such circumstances, and shall be without limitation as to the scope of the audit, and, as to the consolidating statements, certified by an authorized financial officer of the Company;

(iii)       if delivered to any holder of any Indebtedness of the Company, concurrently with such delivery, copies of financial statement projections for the Company and its Subsidiaries for the following fiscal year in form and detail reasonably satisfactory to the Required Holders;

(iv)       promptly and in any event within three calendar days after becoming aware of the occurrence of any development in the business or affairs of the Company, any Guarantor or any of their respective Subsidiaries which has resulted in or which is likely in the reasonable judgment of the Company or any Guarantor, to result in a Material Adverse Effect, a statement of the chief financial officer of the Company setting forth details of such development and the action which the Company has taken and proposes to take with respect thereto;

(v)        promptly upon receipt thereof, a copy of each report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

(vi)       upon request, copies of all notices, reports, financial statements or other communications given to any lender under the Existing Credit Facilities or the Credit Agreement, excluding routine borrowing requests; and

(vii)      with reasonable promptness, such other information as such Significant Holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A, 6B, 6C, 6E and 6G and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.  Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to each Significant Holder a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof.  Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.  The Company also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

5B.      Information Required by Rule 144A.  The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act.  For the purpose of this paragraph 5B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5C.      Inspection of Property.  The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder’s expense if no Default or Event of Default exists and at the Company’s expense if a Default or an Event of Default exists, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as such Significant Holder may reasonably request.

5D.      Covenant to Secure Notes Equally.  The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of paragraph 6C.

5E.      Compliance with Law.  The Company covenants that it will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in full force and effect all licenses, certificates, permits, franchises, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or governmental bodies having jurisdiction over the Company and its Subsidiaries or any of their respective properties necessary to the ownership, operation or maintenance of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in full force and effect such licenses, certificates, permits, franchises, operating rights and other authorizations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5F.       Maintenance of Insurance.  The Company covenants that it will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or similar and similarly situated business.

5G.      Maintenance of Properties.  The Company covenants that it will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto, so that the business carried on in connection therewith may be properly conducted at all times, provided that this paragraph 5G shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5H.      Payment of Taxes.  The Company covenants that it will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, and to pay and discharge all amounts payable for work, labor and materials, in each case to the extent such taxes, assessments, charges, levies and amounts payable have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or amount payable if (i) the amount, applicability or validity thereof is being actively contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with generally accepted accounting principles on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and amounts payable in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5I.        Corporate Existence.  The Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to paragraph 6D, the Company will at all times preserve and keep in full force and effect the corporate, limited liability company or partnership, as the case may be, existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary), unless the termination of or failure to preserve and keep in full force and effect such corporate existence, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5J.       Lines of Business.  The Company covenants that it will not, and it will not permit any Subsidiary of the Company to, engage in any business if, as a result thereof, the general nature of the businesses of the Company and its Subsidiaries, taken as a whole, would be substantially changed from the businesses of the Company and its Subsidiaries as conducted as of the Series B Closing Day.

5K.      Subsequent Guarantors.  If any Person that is not then party to the Guaranty Agreement at any time becomes obligated under a Guarantee with respect to any other Indebtedness of the Company, the Company shall cause such Person at such time to execute and deliver to Prudential and the holders of the Notes a joinder to the Guaranty Agreement in the form attached as Exhibit A to the Guaranty Agreement, accompanied by a certificate of the Secretary or Assistant Secretary of such Person certifying such Person’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Person authorizing the execution and delivery of such joinder to the Guaranty Agreement and incumbency and specimen signatures of the officers of such Person executing such documents and such instruments and documents as Prudential or the Required Holder(s) shall request in connection therewith and an opinion of counsel in form and substance acceptable to Prudential and the Required Holder(s) as to the enforceability of the Guaranty Agreement against such Person.

6.         NEGATIVE COVENANTS.  During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

6A.      Financial Covenants.  The Company will not:

6A(1).  Leverage Ratio.  Permit or suffer the Leverage Ratio to exceed (i) commencing with the fiscal quarter ending December 31, 2009 and continuing through the fiscal quarter ending December 31, 2010, 2.75 to 1.00 and (ii) commencing with the fiscal quarter ending March 31, 2011 and thereafter, 2.50 to 1.0 at any time.

6A(2).  Interest Coverage Ratio.  Permit or suffer the Interest Coverage Ratio to be less than 3.0 to 1.0 as of the end of any fiscal quarter.

6A(3).  Tangible Net Worth.  Permit or suffer the Consolidated Tangible Net Worth at any time to be less than (i) $75,000,000, plus (ii) 50% of Consolidated Net Income of the Company and its Subsidiaries for each fiscal year, commencing with the fiscal year ending December 31, 2009 provided that if such net income is negative in any such fiscal year, the amount added for such fiscal year shall be zero and such amount shall not reduce the amount added pursuant to any other fiscal year.

6B.      Indebtedness.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)        Indebtedness under the Notes;

(b)        Indebtedness existing on the date hereof and set forth in Schedule 6B and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)        Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other  Subsidiary;

(d)       Guarantees by the Company of Indebtedness of any Subsidiary and by any Guarantor of Indebtedness of the Company or any other Subsidiary;

(e)        Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $1,500,000 at any time outstanding;

(f)        unsecured Indebtedness of the Company and the Guarantors outstanding under (i) the Existing Credit Facilities until the closing of the Credit Agreement and termination of the Existing Credit Facilities in accordance with paragraph 6P(a) and (b), and thereafter (ii) the Credit Agreement; and

(g)        if no Default or Event of Default exists or would be caused thereby, other unsecured Indebtedness in an aggregate principal amount not exceeding $7,000,000 at any time outstanding.

6C.      Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)        Permitted Encumbrances;

(b)        any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6C; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)        any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary , as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(d)       Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of paragraph 6B, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary.

6D.      Fundamental Changes.  (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of the Notes; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by paragraph 6E.

(b)        The Company will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

6E.      Investments, Loans, Advances, Guarantees and Acquisitions.  The Company will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a)        Permitted Investments;

(b)        investments by the Company in the capital stock of its Subsidiaries;

(c)        loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary;

(d)       Guarantees constituting Indebtedness permitted by paragraph 6B;

(e)        the Utilimaster Acquisition if (i) immediately before and after giving effect such Acquisition, no Default or Event of Default shall exist or shall have occurred and be continuing and the representations and warranties contained in paragraph 8 and in the other Transaction Documents shall be true and correct on and as of the date thereof (both before and after such merger or Acquisition is consummated) as if made on the date such merger or acquisition is consummated, (ii) the Company shall have provided to the holders of the Notes a certificate of the Chief Financial Officer or Treasurer of the Company (attaching pro forma computations acceptable to the Required Holders to demonstrate compliance with all financial covenants hereunder), each stating that such Acquisition complies with this paragraph 6E(e), all laws and regulations and that any other conditions under this Agreement relating to such transaction have been satisfied, and such certificate shall contain such other information and certifications as requested by the Required Holders and be in form and substance satisfactory to the Required Holders, (iii) the Company shall have delivered all Utilimaster Acquisition documents pursuant to paragraph 3F, and (iv) the Company shall provide such other certificates and documents as requested by the Required Holders, in form and substance satisfactory to the Required Holders; and

(f)        any merger or Acquisition (other than the Utilimaster Acquisition permitted in clause (e) above) if (i) such merger involves the Company, the Company shall be the surviving or continuing corporation thereof, (ii) immediately before and after giving effect such merger or acquisition, no Default or Event of Default shall exist or shall have occurred and be continuing and the representations and warranties contained in paragraph 8 and in the other Transaction Documents shall be true and correct on and as of the date thereof (both before and after such merger or Acquisition is consummated) as if made on the date such merger or acquisition is consummated, (iii) at least 10 Business Days’ prior to the consummation of such merger or acquisition, the Company shall have provided to the holders of the Notes a certificate of the Chief Financial Officer or Treasurer of the Company (attaching pro forma computations acceptable to the Required Holders to demonstrate compliance with all financial covenants hereunder), each stating that such merger or acquisition complies with this paragraph 6E(f), all laws and regulations and that any other conditions under this Agreement relating to such transaction have been satisfied, and such certificate shall contain such other information and certifications as requested by the Required Holders and be in form and substance satisfactory to the Required Holders, (iv) at least 10 Business Days’ prior to the consummation of such merger or acquisition, the Company shall have delivered all acquisition documents and other agreements and documents relating to such merger or acquisition, and the Required Holders shall have completed a satisfactory review thereof and completed such other due diligence satisfactory to the Required Holders, (v) the Company shall, at least 10 Business Days prior to the consummation of merger or acquisition, provide such other certificates and documents as requested by the Required Holders, in form and substance satisfactory to the Required Holders, (vi) the target of such merger or Acquisition is in the same line of business as the Company or a Subsidiary, and (vii) such merger or Acquisition is not opposed by the board of directors (or similar governing body) of the selling person or the person whose equity interests are to be acquired, unless the Required Holders consent to such merger or Acquisition.

6F.       Swap Agreements.  The Company will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

6G.      Restricted Payments.  The Company will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries and (d) other Restricted Payments not exceeding (i) $5,000,000 in each of the 2009 fiscal year and the 2010 fiscal year and (ii) $6,000,000 in any fiscal year thereafter.

6H.      Transactions with Affiliates.  The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its wholly owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by paragraph 6G.

6I.        Restrictive Agreements.  The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to guaranty Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to (1) restrictions or conditions in the Existing Credit Agreement (for so long as the same remains in effect as is permitted under paragraph 6P) on the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (2) restrictions and conditions imposed by law or by this Agreement or the Credit Agreement (so long as the restrictions and conditions in the Credit Agreement are no more restrictive than the restrictions and conditions set forth herein), (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6I (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

6J.       Disposition of Assets; Etc.  The Company will not, and will not permit any Subsidiary to, sell, lease, license, transfer, assign or otherwise dispose of any material portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment, provided, however, that this paragraph 6J shall not prohibit any such sale, lease, license, transfer, assignment or other disposition if the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of after the date of this Agreement shall be less than 10% percent of such aggregate book value of the total assets of the Company or such Subsidiary, as the case may be and if, immediately before and after such transaction, no Default or Event of Default shall exist or shall have occurred and be continuing.

6K.      Nature of Business.  The Company covenants that it will not, and will not permit any Subsidiary to, make any substantial change in the nature of its business from that engaged in on the date of this Agreement or engage in any other businesses other than those in which it is engaged on the date of this Agreement.

6L.      Inconsistent Agreements.  The Company will not, and will not permit any Subsidiary to, enter into any agreement containing any provision which would be violated or breached by this Agreement or any of the transactions contemplated hereby or by performance by the Company or any of its Subsidiaries of its obligations in connection therewith.

6M.     Accounting Changes.  The Company will not, and will not permit any Subsidiary to, change its fiscal year or make any significant changes (i) in accounting treatment and reporting practices except as permitted by generally accepted accounting principles and disclosed to the holders of the Notes, or (ii) in tax reporting treatment except as permitted by law and disclosed to the holders of the Notes.

6N.      Most Favored Lender Status.  If the Company or any Subsidiary amends any agreement evidencing Indebtedness of the Company or any Subsidiary to include one or more Additional Covenants or Additional Defaults or shall enter into, assume or otherwise become bound by or obligated under any such agreement with respect to any Indebtedness of the Company or any Subsidiary that contains one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement.  The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6L, but shall merely be for the convenience of the parties hereto.

6O.      Terrorism Sanctions Regulations.  The Company covenants that it will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti‑Terrorism Order or (b) engage in any dealings or transactions with any such Person.

6P.       New Credit Agreement; Termination of Existing Credit Facilities .

(a)        The Company covenants that it will not fail to, on or before December 14, 2009, (i) cause the Credit Agreement, providing for a $70,000,000 revolving credit facility to the Company, maturing not earlier than three years after the Series B Closing Day, and in form and substance satisfactory to the holders of the Notes, to have been duly executed and delivered by the Company and the Banks, and be in full force and effect, (ii) cause all conditions precedent to the making of the initial revolving loan under the Credit Agreement to have been satisfied, (iii) have received the proceeds of the initial revolving loan thereunder, and (iv) have delivered to each holder of the Notes a copy of the Credit Agreement and all instruments, documents and agreements delivered at the closing of making of the initial revolving loan thereunder, certified by an Officer’s Certificate, dated the date of the Credit Agreement, as correct and complete.

(b)        The Company covenants that it will not fail to cause, concurrently with the closing of the Credit Agreement described in clause (a) of this paragraph 6P, all obligations of the Company under the Existing Credit Facilities, to have been terminated, and deliver to the each holder of the Notes such evidence as it may reasonably request to demonstrate the satisfaction of the foregoing.

7.         EVENTS OF DEFAULT.

7A.      Acceleration.  If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)         the Company defaults in the payment of any principal of, or Yield‑ Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii)        the Company defaults in the payment of any interest on any Note for more than 5 Business Days after the date due; or

(iii)       the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $500,000; or

(iv)       any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document shall be false or misleading in any material respect on the date as of which made; or

(v)        the Company fails to perform or observe any agreement contained in paragraph 4E, paragraph 5A or paragraph 6; or

(vi)       the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof or the Company or any Guarantor fails to perform or observe any agreement contained in any other Transaction Document and such failure shall not be remedied within the grace period, if any, provided therefor in such Transaction Document; or

(vii)      the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(viii)     any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(ix)       the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(x)        any such petition or application described in clause (ix) of this paragraph 7A is filed, or any such case or proceedings described in clause (ix) of this paragraph 7A are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 90 days; or

(xi)       any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days: or

(xii)      any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split‑up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xiii)     one or more final judgments in an aggregate amount in excess of $1,000,000 is rendered against the Company or any Subsidiary and either (a) enforcement proceedings have been commenced by any creditor upon any such judgment or (b) within 60 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

(xiv)     (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $500,000, (d) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; or

(xv)      any Guaranty Agreement or joinder thereto shall cease to be in full force and effect, or the Company or any Guarantor shall contest or deny the validity or enforceability of, or deny that it has any liability or obligations under, any Guaranty Agreement or joinder thereto;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and the Facility shall automatically terminate, and (c) if such event is not an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, and Prudential may at its option, by notice in writing to the Company, terminate the Facility.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount by the Company in the event the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

7B.      Rescission of Acceleration.  At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the Default Rate, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement.  No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C.      Notice of Acceleration or Rescission.  Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

7D.      Other Remedies.  If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this

Agreement, the other Transaction Documents and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or the other Transaction Documents or in aid of the exercise of any power granted in this Agreement or any Transaction Document..  No remedy conferred in this Agreement or the other Transaction Documents upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8.         REPRESENTATIONS, COVENANTS AND WARRANTIES.  The Company represents, covenants and warrants as follows:

8A(1).  Organization; Subsidiary Preferred Equity.  The Company is a corporation duly organized and existing in good standing under the laws of the State of Michigan, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized.  The Company and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing, in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect.  No Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by the Company or a Wholly-Owned Subsidiary.  Schedule 8A(1), as supplemented by a writing delivered to Prudential before any Closing Date after the Series B Closing Day, sets forth the name and state of organization of each Subsidiary of the Company and whether such Subsidiary is obligated under any Guarantee with respect to any Indebtedness of the Company, in existence as of the date this representation is made

8A(2).  Power and Authority.  The Company and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted.  The Company has all requisite corporate power to execute, deliver and perform its obligations under this Agreement, the Notes and the other Transaction Documents.  The execution, delivery and performance of this Agreement, the Notes and the other Transaction Documents has been duly authorized by all requisite corporate action, and this Agreement, the Notes and the other Transaction Documents have been duly executed and delivered by authorized officers of the Company and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8B.      Financial Statements.  The Company has furnished each Purchaser of any Note with the following financial statements, identified by a principal financial officer of the Company:  (i) a consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for each such year, all reported on by Ernst & Young LLP (or such other nationally recognized accounting firm as may be reasonably acceptable to such Purchaser) and (ii) consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company.  Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles.  The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders’ equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated.  There has been no material adverse change in the business, property or assets, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole since September 30, 2009 (in the case of the making of this representation at the time of the execution of this Agreement and the issuance of the Series B Notes), or, in the case of the making of this representation at the time of the issuance of a Series of Shelf Notes, since the end of the most recent fiscal year for which audited financial statements described in clause (i) of this paragraph 8B had been provided to Prudential prior to the time Prudential provided the interest rate quote to the Company pursuant to paragraph 2B(4) with respect to such Series of Shelf Notes.

8C.      Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect.

8D.      Outstanding Indebtedness.  Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by paragraph 6B.  There exists no default under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto.

8E.      Title to Properties.  The Company has and each of its Subsidiaries has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6C.  All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

8F.       Taxes.  The Company has, and each of its Subsidiaries has, filed all federal, state and other income tax returns which, to the knowledge of the officers of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being actively contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

8G.      Conflicting Agreements and Other Matters.  Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter, by‑law, limited liability company operating agreement, partnership agreement or other corporate, limited liability company or partnership restriction which materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations.  Neither the execution nor delivery of this Agreement, the Notes or the other Transaction Documents, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes and the other Transaction Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject.  Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company of the type to be evidenced by the Notes or Indebtedness of any Guarantor of the type to be evidenced by the Guaranty Agreements except as set forth in the agreements listed in Schedule 8G attached hereto (as such Schedule 8G may have been modified from time to time by written supplements thereto delivered by the Company and accepted in writing by Prudential).

8H.      Offering of Notes.  Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8I.        Use of Proceeds.  The proceeds of the Series A Notes were used for capital expenditures, to refinance existing Indebtedness of the Company, to repurchase Equity Interests of the Company and for working capital.  The proceeds of the Series B Notes will be used to refinance existing Indebtedness of the Company and to finance acquisitions.  The proceeds of any Series of Shelf Notes will be used as specified in the Request for Purchase with respect to such Series.  Neither the Company nor any Subsidiary owns or has any present intention of acquiring any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”).  None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then a margin stock or for any other purpose which might constitute the sale or purchase of any Notes a “purpose credit” within the meaning of such Regulation U.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.  Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement, any Note or any other Transaction Document to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8J.       ERISA.  No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan).  No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or could reasonably be expected to be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.  Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or could reasonably be expected to be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.  The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.  The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of each Purchaser’s representation in paragraph 9B.

8K.      Governmental Consent.  Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement or the other Transaction Documents, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

8L.      Compliance with Environmental and Other Laws.  The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local, foreign and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including, without limitation, those relating to protection of the environment, except, in any such case, where failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8M.     Regulatory Status.  Neither the Company nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended.

8N.      Permits and Other Operating Rights.  The Company and each Subsidiary has all such valid and sufficient certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company or any Subsidiary or any of its properties, as are necessary for the ownership, operation and maintenance of its businesses and properties, as presently conducted and as proposed to be conducted while the Notes are outstanding, subject to exceptions and deficiencies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and such certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company, any Subsidiary or any of its properties are free from restrictions or conditions which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary is in violation of any thereof in any material respect.

8O.      Rule 144A.  The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter‑dealer quotation system.

8P.       Absence of Financing Statements, etc.  Except with respect to Liens permitted by paragraph 6C hereof, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or any rights relating thereto.

8Q.      Foreign Assets Control Regulations, Etc.

(i)         Neither the sale of any Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii)        Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti‑Terrorism Order or (ii) engages in any dealings or transactions with any such Person.  The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(iii)       No part of the proceeds from the sale of any Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

8R.      Disclosure.  Neither this Agreement nor any other document, certificate or statement furnished to Prudential or any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.  There is no fact or facts peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now reasonably foresee), individually or in the aggregate, reasonably be expected to  materially adversely affect the business, property or assets, or financial condition of the Company or any of its Subsidiaries and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to Prudential and each Purchaser by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.  Any financial projections delivered to Prudential or any Purchaser on or prior to the date this representation is made or repeated are reasonable based on the assumptions stated therein and the best information available to the officers of the Company.

8S.       Hostile Tender Offers.  None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

9.         REPRESENTATIONS OF EACH PURCHASER.  Each Purchaser represents as follows:

9A.      Nature of Purchase.

(i)         Such Purchaser has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of its investment, and has had an opportunity to review this Agreement, and ask questions of the Company, provided that nothing contained herein should be construed as limiting the ability of any Purchaser to rely on the representations and warranties contained herein without any investigation.

(i)         Such  Purchaser is purchasing the Notes as principal for its own account, not for the benefit of any other person, for investment only and not with a view to the resale or distribution of all or any of the Notes, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.  Such Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(iii)       Such Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

9B.      Source of Funds.  At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i)         the Source is an “insurance company general account” (as that term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii)        the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii)       the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1, or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv)       the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v)        the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi)       the Source is a governmental plan; or

(vii)      the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii)     the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10.       DEFINITIONS; ACCOUNTING MATTERS.  For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A.    Yield‑Maintenance Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or paragraph 4E or is declared to be or otherwise becomes due and payable pursuant to paragraph 7A, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for the most recent actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as “Page PX1” on Bloomberg Financial Markets (or such other display as may replace Page PX1 on Bloomberg Financial Markets or, if Bloomberg Financial Markets shall cease to report such yields or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or (ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable (including by way of interpolation), the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  In the case of each determination under clause (i) or (ii) of the preceding sentence, such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or paragraph 4E or is declared to be or otherwise becomes due and payable pursuant to paragraph 7A, as the context requires.

“Yield‑Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal.  The Yield‑Maintenance Amount shall in no event be less than zero.

10B.    Other Terms.

“Acceptance” shall have the meaning given in paragraph 2B(5) hereof.

“Acceptance Day” shall have the meaning given in paragraph 2B(5) hereof.

“Acceptance Window” shall mean, with respect to any interest rate quotes provided by Prudential pursuant to paragraph 2B(4), the time period designated by Prudential as the time period during which the Company may elect to accept such interest rate quotes.  If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be 2 minutes after the time Prudential shall have provided such interest rate quotes to the Company.

“Accepted Note” shall have the meaning given in paragraph 2B(5) hereof.

“Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person.

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holders of any Indebtedness (other than the Notes) of the Company or any Subsidiary (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Additional Default” shall mean any provision contained in any agreement evidencing any Indebtedness (other than the Notes) of the Company or any Subsidiary to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires any Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Affiliate” shall mean (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such first Person, except a Subsidiary of the Company shall not be an Affiliate of the Company, and (ii) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential Financial, Inc. or any Affiliate of Prudential Financial, Inc. then acts as investment advisor or portfolio manager.  A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential or any Prudential Affiliate, any Person designated as an “Authorized Officer” of Prudential and Prudential Affiliates in the Information Schedule or any Person designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of Prudential’s Authorized Officers or a lawyer in Prudential’s law department.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential or any Prudential Affiliate in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential or any Prudential Affiliate by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential or such Prudential Affiliate and whom the Company in good faith believes to be an Authorized Officer of Prudential or such Prudential Affiliate at the time of such action shall be binding on Prudential or such Prudential Affiliate even though such individual shall have ceased to be an Authorized Officer of Prudential or such Prudential Affiliate.

“Available Facility Amount” shall have the meaning given in paragraph 2B(1) hereof.

“Bank Agent” shall mean JPMorgan Chase Bank, N.A., as agent for the Banks under the Credit Agreement, and its successors and assigns in that capacity.

“Banks” shall mean JPMorgan Chase Bank, N.A. and Wells Fargo Bank, and their respective successors and assigns, and additional lenders that may become party to the Credit Agreement in accordance with the terms thereof.

“Bankruptcy Law” shall have the meaning given in clause (viii) of paragraph 7A hereof.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City or Detroit, Michigan are required or authorized to be closed and (iii) for purposes of paragraph 2B(3) hereof only, a day on which Prudential is not open for business.

“Cancellation Date” shall have the meaning given in paragraph 2B(8)(iv) hereof.

“Cancellation Fee” shall have the meaning given in paragraph 2B(8)(iv) hereof.

“Capitalized Lease” shall mean any lease the obligations of the lessee under which constitute Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any rental obligation which, under generally accepted accounting principles, would be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 49% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.

“Closing Day” shall mean, with respect to the Series B Notes, the Series B Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such

Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2B(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confirmation of Acceptance” shall have the meaning given in paragraph 2B(5).

“Consolidated” or “consolidated” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated EBIT” shall mean Consolidated Net Income (excluding foreign currency gains or losses and non-cash income or charges) plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for income taxes paid or accrued, (c) extraordinary charges (as determined in accordance with GAAP), (d) unusual or non-recurring charges in an aggregate amount not to exceed $2,000,000 (or such greater amount as may be approved in writing by the Required Holders, which approval shall not be unreasonably withheld) for any consecutive four fiscal quarter period, and (e) amounts related to impairment of any intangible assets, minus, to the extent included in Consolidated Net Income, (i) extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, (ii) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (iii) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Transaction Document) or Requirement of Law applicable to such Subsidiary, all calculated for the Company and its Subsidiaries on a consolidated basis.

“Consolidated EBITDA” shall mean Consolidated EBIT, plus, to the extent deducted from revenues in determining Consolidated EBIT, (a) depreciation expense, and (b) amortization expense.

“Consolidated Indebtedness” shall mean at any time the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis.

“Consolidated Interest Expense” shall mean, with reference to any period, the cash Interest Expense of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” shall mean, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Tangible Net Worth” shall mean, as of any date, (a) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person and the amount of any foreign currency translation adjustment account shown as a capital account of such person, less (b) the net book value of all items of the following character which are included in the assets of such person: (i) goodwill, including, without limitation, the excess of cost over book value of any asset, (ii) organization expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) deferred taxes and deferred charges, (vii) franchises, licenses and permits, and (viii) other assets which are deemed intangible assets under generally accepted accounting principles, all calculated for the Company and its Subsidiaries on a consolidated basis.

“Consolidated Total Debt” shall mean at any time the sum of all of the following for Company and its Subsidiaries calculated on a consolidated basis: (i) obligations for borrowed money and similar obligations, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) obligations under asset securitizations, sale/leasebacks,  “synthetic lease” transaction or similar obligations which are the functional equivalent of or take the place of borrowing, based on the amount that would be outstanding thereunder if it were structured as borrowing, (vii) contingent obligations under letters of credit, bankers acceptances and similar instruments, (viii) the amount of any earn-out obligation related to any Acquisition in excess of $4,000,000 calculated in accordance with generally accepted accounting principles, and (ix) any contingent obligation for any of the foregoing obligations of others, including, without limitation, Guarantees.  “Consolidated Total Debt” shall specifically exclude liabilities related to the Supplemental Employee Retirement Program.

“Contractual Obligation” shall mean as to any person, any provision of any security issued by such person or of any agreement, instrument or other undertaking to which such person is a party or by which it or any of its property is bound.

“Credit Agreement” shall mean, the Credit Agreement, dated after the Series B Closing Day and on or before December 14, 2009, by and among the Bank Agent, the Banks and the Company, as amended, restated, supplemented or otherwise modified from time to time.

“Default” shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Default Rate” shall mean, with respect to any Note, a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% per annum above the rate of interest stated in such Note, or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.

“Delayed Delivery Fee” shall have the meaning given in paragraph 2B(8)(iii) hereof.

“Environmental Laws” at any date shall mean all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein, or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” shall mean, collectively, (i) the Credit Agreement, dated as of December 3, 1998, among the Company and JPMorgan, as amended, restated, supplemented or otherwise modified from time to time and (ii) the Term Loan Agreement, dated as of November 20, 2007, among the Company and JPMorgan, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Credit Facilities” shall mean each of (a) the Credit Agreement, dated as of December 3, 1998, among the Company and JPMorgan, as amended, restated, supplemented or otherwise modified from time to time, (b) the Term Loan Agreement, dated as of November 20, 2007, among the Company and JPMorgan, as amended, restated, supplemented or otherwise modified from time to time and (c) the Loan Agreement, dated as of October 6, 2006, among the Company and Charter One Bank, N.A., as amended, restated, supplemented or otherwise modified from time to time.

“Existing Holders” shall have the meaning given in the address block to this agreement.

“Existing Note Agreement” shall have the meaning given in the Introduction.

“Facility” shall have the meaning given in paragraph 2B(1) hereof.

“Guarantee” of any Person shall mean, as of any date, all obligations of such Person or of others for which such Person is contingently liable, as obligor, guarantor, surety, accommodation party, partner or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of any letters of credit, surety bonds or similar obligations (including, without limitation, bankers acceptances) and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person.

“Guarantor” shall mean each Person which may from time to time execute a Guaranty Agreement.

“Guaranty Agreement” and “Guaranty Agreements” shall have the same meaning given in paragraph 3A (ii) hereof.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over‑the‑counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all obligations of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby has been assumed, (g) all Guarantees by such Person of obligations of others of the type described in clauses (a)-(f) and (h)-(j) hereof, (h) all Capitalized Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Interest Coverage Ratio” shall mean, the ratio, determined as of the end of each of fiscal quarter of the Company, of (a) Consolidated EBIT, to (b) Consolidated Interest Expense, all as calculated for the most-recently ended four fiscal quarters and for the Company and its Subsidiaries on a consolidated basis.

“Interest Expense” shall mean, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act) or “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).

“Issuance Fee” shall have the meaning given in paragraph 2B(8)(ii) hereof.

“Issuance Period” shall have the meaning given in paragraph 2B(2) hereof.

“JPMorgan” shall mean JPMorgan Chase Bank, N.A., successor by merger with Bank One, NA (Main Office-Chicago), successor by merger with Bank One, Michigan, formerly known as NBD Bank.

“Leverage Ratio” shall mean, as of the end of any fiscal quarter, the ratio of the Consolidated Total Debt as of such fiscal quarter end to the Consolidated EBITDA for the period of four consecutive fiscal quarters ending with such fiscal quarter end.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” shall mean a (i) material adverse effect on the business, assets, liabilities, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (ii) material impairment of the Company’s or any Guarantor’s ability to perform any of its obligations under this Agreement, the Notes or the other Transaction Documents or (iii) material impairment of the validity or enforceability of the rights of, or the benefits available to, the holders of any of the Notes under this Agreement, the Notes or any other Transaction Document.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA.

“Notes” shall have the meaning given in paragraph 1B hereof.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Permitted Encumbrances” shall mean:

(a)  liens imposed by law for taxes that are not yet delinquent or are being contested in compliance with paragraph 5H;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with paragraph 5H;

(c)  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)  judgment liens in respect of judgments that do not constitute an Event of Default under clause (xiii) of paragraph 7A; and

(f)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(a)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

“Proposed Prepayment Date” shall have the meaning given in paragraph 4E(4) hereof.

“Prudential” shall have the meaning given in the address block of this Agreement.

“Prudential Affiliate” shall mean any Affiliate of Prudential.

“Purchasers” shall mean shall mean the Existing Holders with respect to the Series A Notes, the Series B Note Purchasers with respect to the Series B Notes, and, with respect to any Accepted Notes, the Prudential Affiliate(s) which are purchasing such Accepted Notes.

“Request for Purchase” shall have the meaning given in paragraph 2B(3) hereof.

“Required Holder(s)” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Notes or, if the term is expressly used with respect to a Series of Notes, of such Series of Notes from time to time outstanding.

“Rescheduled Closing Day” shall have the meaning given in paragraph 2B(7) hereof.

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“S&P” shall mean Standard & Poor’s.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series” shall have the meaning given in paragraph 1B hereof.

“Series A Notes” shall have the meaning given in the Introduction.

“Series B Note Purchasers” shall have the meaning specified in the address block to this agreement.

“Series B Notes” shall have the meaning specified in paragraph 1A.

“Series B Closing Day” shall have the meaning specified in paragraph 2A.

“Shelf Notes” shall have the meaning given in paragraph 1B hereof.

“Significant Holder” shall mean (i) Prudential, (ii) each Purchaser, so long as such Purchaser or any of its Affiliates shall hold (or be committed under this Agreement to purchase) any Note, or (iii) any other Person which, together with its Affiliates, is the holder of at least 10% of the aggregate principal amount of the Notes of any Series from time to time outstanding.

“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar function) of such entity, and any partnership or joint venture if more than a 50% interest in profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily taken major business actions without the approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Supplemental Employee Retirement Program” shall mean the deferred compensation program established under the Spartan Motors, Inc. Supplemental Executive Retirement Plan as originally adopted on January 1, 2006 and amended January 1, 2009.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Transaction Documents” shall mean this Agreement, the Notes, the Guaranty Agreement, each Confirmation of Guaranty and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Utilimaster Acquisition” shall mean the Acquisition by the Company of substantially all of the stock of Utilimaster Holdings, Inc.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding capital stock or other equity interests of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly-Owned Subsidiary) to acquire shares of capital stock or other equity interests of such Subsidiary.

10C.    Accounting and Legal Principles, Terms and Determinations.  All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B, provided that, if the Company notifies the holders of the Notes that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Holders notify the Company that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in generally accepted accounting principles or in the application thereof, then such provision shall be interpreted on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.  Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.  Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with generally accepted accounting principles, for all purposes of this Agreement the outstanding principal amount of any Indebtedness of the Company, any Guarantor or any of their Subsidiaries shall be equal to the actual outstanding principal amount thereof irrespective of the amount that might otherwise be accounted for under generally accepted accounting principles as the amount of the liability of the Company, any Guarantor or any Subsidiary with respect thereto, and any determination of the net income (or net loss), equity or assets of the Company, any Guarantor or any Subsidiary shall not take into account any effect of marking any such outstanding Indebtedness of the Company, any Guarantor or any Subsidiary to market value.  For purposes of calculating all financial covenants and all other covenants, any Acquisition or any sale or other disposition outside the ordinary course of business by the Company or any of its Subsidiaries of any asset or group of related assets in one or a series of related transactions, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such matters are calculated shall be deemed to have occurred on the first day of the relevant period for which such matters were calculated on a pro forma basis acceptable to the Require Holders.

11.       MISCELLANEOUS.

11A.    Note Payments.  The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to (i) such Purchaser’s account or accounts specified in the Purchaser Schedule attached hereto in the case of any Series A Note or any Series B Note, (ii) such Purchaser’s account or accounts specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment.  Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid.  The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as each Purchaser has made in this paragraph 11A.  No holder shall be required to present or surrender any Note or make any notation thereon, except that upon the written request of the Company made concurrently with or reasonably promptly after the payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after such request, to the Company at its principal office.

11B.    Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out‑of‑pocket expenses arising in connection with such transactions, including:

(i)         (a) all stamp and documentary taxes and similar charges, (b) costs of obtaining a private placement number from Standard and Poor’s Ratings Group for the Notes and (c) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the other Transaction Documents or the issuance of the Notes;

(ii)        document production and duplication charges and the fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (a) this Agreement, any of the other Transaction Documents and the transactions contemplated hereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement or any other Transaction Document, whether or not such proposed waiver, amendment, modification or consent shall be effected or granted;

(iii)       the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or by reason of the Company or such

Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and

(iv)       any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

The Company also will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instruction) for all fees and costs paid or payable by such Purchaser or holder to the Securities Valuation Office of the National Association of Insurance Commissioners in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with such Securities Valuation Office or any successor organization acceding to the authority thereof.

The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C.    Consent to Amendments.  This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the holders of all Notes of a particular Series, and, if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate, method of computation or time of payment of interest on or any Yield‑Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes.  Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of any Note.  Without limiting the generality of the foregoing, no negotiations or discussions in which Prudential or any holder of any Note may engage regarding any possible amendments, consents or waivers with respect to this Agreement or the Notes shall constitute a waiver of any Default or Event of Default, any term of this Agreement or any Note or any rights of Prudential or any such holder under this Agreement or the Notes.  As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D.    Form, Registration, Transfer and Exchange of Notes; Lost Notes.  The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes; provided, however, that no such minimum denomination shall  apply to Notes issued upon transfer by any holder of the Notes to Prudential or Prudential Affiliates or to any other entity or group of Affiliates with respect to which the Notes so issued or transferred shall be managed by a single entity.  The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes.  Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees.  At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company.  Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive.  Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing.  Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.  Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E.    Persons Deemed Owners; Participations.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F.     Survival of Representations and Warranties; Entire Agreement.  All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee.  Subject to the preceding sentence, this Agreement, the Notes and the other Transaction Documents embody the entire agreement and understanding between the Purchasers and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G.    Successors and Assigns.  All covenants and other agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H.    Independence of Covenants.  All covenants hereunder and under the other Transaction Documents shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

11I.      Notices.  All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to Prudential or any Purchaser, addressed to Prudential or such Purchaser at the address specified for such communications in the Purchaser Schedule attached hereto (in the case of Prudential, the Existing Holders or the Purchasers of the Series B Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Purchaser of any Shelf Notes) or at such other address as Prudential or such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such holder shall not have so specified an address to the Company, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 1165 Reynolds Road, Charlotte, Michigan, 48813, Attention: Chief Financial Officer or at such other address as the Company shall have specified to the holder of each Note in writing, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company.  Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile transmission communication, the communication is signed by an Authorized

Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other facsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.

11J.     Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of, interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

11K.    Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11L.    GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

11M.   SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES O THE OTHER TRANSACTION DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS IN COOK COUNTY, ILLINOIS, OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.  THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 11I OR TO CT CORPORATION SYSTEM AT 208 SOUTH LASALLE STREET, CHICAGO, ILLINOIS  60604, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT.  THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE

LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTES BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE COMPANY HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY), THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR THE NOTES.  THE COMPANY, PRUDENTIAL AND EACH PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED THEREBY.

11N.    Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11O.    Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  Each party to this Agreement represents to the other parties to this Agreement and the other Transaction Documents that such party has been represented by counsel in connection with this Agreement, the Notes and the other Transaction Documents, that such party has discussed this Agreement, the Notes and the other Transaction Documents with its counsel and that any and all issues with respect to this Agreement, the Notes and the other Transaction Documents have been resolved as set forth herein and therein.  No provision of this Agreement, the Notes or the other Transaction Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.  Time is of the essence in the performance of this Agreement, the Notes and the other Transaction Documents.

11P.     Counterparts; Facsimile or Electronic Signatures.  This Agreement may be executed in any number of counterparts (or counterpart signature pages), each of which counterparts shall be an original, but all of which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11Q.    Severalty of Obligations.  The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations.  No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11R.    Independent Investigation.  Each Purchaser represents to and agrees with each other Purchaser that it has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company.  No holder of Notes shall have any duties or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto.  No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.

11S.     Directly or Indirectly.  Where any provision in this Agreement refers to actions to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

11T.    Transaction References.  The Company agrees that Prudential and Prudential Capital Group may, with the Company’s prior reasonable approval, which approval will no be unreasonably delayed or denied, (a) refer to its role in establishing the Facility, as well as the identity of the Company and the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

11U.    Binding Agreement.  When this Agreement is executed and delivered by the Company, Prudential, the Existing Holders and the Series B Note Purchasers, it shall become a binding agreement between the Company, Prudential, the Existing Holders and the Series B Note Purchasers.  This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

[signature pages follow]

Very truly yours,

SPARTAN MOTORS, INC.

By:      /s/ Joseph M. Nowicki
            Name: Joseph M. Nowicki
            Title:    Chief Financial Officer

The foregoing Agreement is
hereby accepted as of the
date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:      /s/ [Conformed Signature]
            Vice President

THE PRUDENTIAL INSURANCE COMPANY
   OF AMERICA

By:      /s/ [Conformed Signature]
           Vice President

PRUCO LIFE INSURANCE COMPANY
   OF NEW JERSEY

By:      /s/ [Conformed Signature]
           Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:      Prudential Investment Management (Japan),

            Inc., as Investment Manager

By:      Prudential Investment Management, Inc.,

as Sub-Adviser

            By:  /s/ [Conformed Signature]

                   Vice President

PURCHASER SCHEDULE

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

(1)       All payments to Prudential shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank
New York, New York
ABA No.: 021-000-021
Account No.:  304232491
Account Name:  PIM Inc. - PCG

(2)        Address for all notices relating to payments:

Prudential Investment Management, Inc.
c/o The Prudential Insurance Company of America
Investment Operations Group
Gateway Center Two, 10th Floor
100 Mulberry Street
Newark, New Jersey 07102-4077

Attention:  Manager

(3)        Address for all other communications and notices:

Prudential Investment Management, Inc.
c/o Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Attention:  Managing Director

(4) Recipient of telephonic prepayment notices: Manager, Trade Management Group Telephone: (973) 367-3141 Facsimile: (800) 224-2278
(5) Tax Identification No.: 22-2540245

Purchaser Schedule - 1

PURCHASER SCHEDULE

(Series A Notes)

		Aggregate Principal Amount of Series A Notes held	Series A Notes Notes Denomination(s)
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA		$5,000,000.00	$5,000,000.00

(1)	All payments on account of the Notes held by such Purchaser shall be made by wire transfer of immediately available funds for credit to:

Account Name: The Prudential - Privest Portfolio Account No.: P86189 (please do not include spaces)

JPMorgan Chase Bank New York, NY ABA No.: 021-000-021

Each such wire transfer shall set forth the name of the Company, a reference to "4.93% Series A Senior Note due November 30, 2010, Security No. !INV____!, PPN 846819 A*1" , and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all notices relating to payments:

The Prudential Insurance Company of America c/o Investment Operations Group Gateway Center Two, 10th Floor 100 Mulberry Street Newark, NJ 07102-4077

Attention: Manager, Billings and Collections

Purchaser Schedule - 2

(3)	Address for all other communications and notices: The Prudential Insurance Company of America c/o Prudential Capital Group Two Prudential Plaza 180 North Stetson, Suite 5600 Chicago, IL 60601-6716

Attention: Managing Director

(4)	Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Telephone: (973) 367-3141
Facsimile: (888) 889-3832

(5)	Address for Delivery of Notes:

Send physical security by nationwide overnight delivery service to:

Prudential Capital Group
Two Prudential Plaza
180 North Stetson, Suite 5600
Chicago, IL 60601-6716

Attention:  Wiley S. Adams
Telephone:  (312) 540-4204

(6)	Tax Identification No.: 22-1211670

Purchaser Schedule - 3

		Aggregate Principal Amount of Series A Notes held	Series A Notes Notes Denomination(s)
PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY		$5,000,000.00	$5,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Account No.: P86202 (please do not include spaces) Account Name: Pruco Life of New Jersey Private Placement

JPMorgan Chase Bank New York, NY ABA No.: 021-000-021

Each such wire transfer shall set forth the name of the Company, a reference to "4.93% Series A Senior Note due November 30, 2010, Security No. !INV____!, PPN 846819 A*1" , and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all notices relating to payments:

Pruco Life Insurance Company of New Jersey c/o The Prudential Insurance Company of America c/o Investment Operations Group Gateway Center Two, 10th Floor 100 Mulberry Street Newark, NJ 07102-4077

Attention: Manager, Billings and Collections

(3)	Address for all other communications and notices:

Pruco Life Insurance Company of New Jersey c/o Prudential Capital Group Two Prudential Plaza 180 North Stetson, Suite 5600 Chicago, IL 60601-6716

Attention: Managing Director

(4)	Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Telephone: (973) 367-3141
Facsimile: (888) 889-3832

Purchaser Schedule - 4

(5)	Address for Delivery of Notes:

Send physical security by nationwide overnight delivery service to:

Prudential Capital Group

Two Prudential Plaza

180 North Stetson, Suite 5600

Chicago, IL 60601-6716

Attention: Wiley S. Adams

Telephone:  (312) 540-4204

(6)	Tax Identification No.: 22-2426091

Purchaser Schedule - 5

PURCHASER SCHEDULE

(Series B Notes)

PURCHASER SCHEDULE

		Aggregate Principal Amount of Series B Notes to be Purchased	Series B Notes Denomination(s)

	GIBRALTAR LIFE INSURANCE CO., LTD.	$5,000,000.00	$5,000,000.00

(1)	All principal, interest and Make-Whole Amount payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank New York, NY ABA No.: 021-000-021

Account Name: Gibraltar Private Account No.: P86246 (please do not include spaces)

Each such wire transfer shall set forth the name of the Company, a reference to "5.46% Series B Senior Notes due December 1, 2016, Security No. INV10955, PPN 846819 A@9" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	All payments, other than principal, interest or Yield-Maintenance Amount, on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank New York, NY ABA No. 021-000-021 Account No. 304199036 Account Name: Prudential International Insurance Service Company

Each such wire transfer shall set forth the name of the Company, a reference to "5.46% Series B Senior Notes due December 1, 2016, Security No. INV10955, PPN 846819 A@9" and the due date and application (e.g., type of fee) of the payment being made.

Purchaser Schedule - 6

(3)	Address for all notices relating to payments:

The Gibraltar Life Insurance Co., Ltd. 2-13-10, Nagatacho Chiyoda-ku, Tokyo 100-8953, Japan Telephone: 81-3-5501-6680 Facsimile: 81-3-5501-6432 E-mail: yoshiki.saito@gib-life.co.jp

Attention: Yoshiki Saito, Vice President of Investment Operations Team

(4)	Address for all other communications and notices:

Prudential Private Placement Investors, L.P. c/o Prudential Capital Group Two Prudential Plaza 180 North Stetson, Suite 5600 Chicago, IL 60601-6716 Attention: Managing Director

(5)	Address for Delivery of Notes:

Send physical security by nationwide overnight delivery service to:

Prudential Capital Group

Two Prudential Plaza

180 North Stetson, Suite 5600

Chicago, IL 60601-6716

Attention:  Wiley S. Adams

Telephone:  (312) 540-4204

(6)	Tax Identification No.: 98-0408643

Purchaser Schedule - 7

INFORMATION SCHEDULE

Authorized Officers for Prudential and Prudential Affiliates

P. Scott von Fischer Managing Director Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4225 Facsimile: (312) 540-4222	Marie L. Fioramonti Managing Director Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4233 Facsimile: (312) 540-4222
Paul G. Price Managing Director Central Credit Prudential Capital Group Four Gateway Center 100 Mulberry Street Newark, New Jersey 07102 Telephone: (973) 802-9819 Facsimile: (973) 802-2333	William S. Engelking Senior Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4214 Facsimile: (312) 540-4222
Julia D. Buthman Senior Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4237 Facsimile: (312) 540-4222	G. Anthony Coletta Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4226 Facsimile: (312) 540-4222
Tan Vu Senior Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-5437 Facsimile: (312) 540-4222	James J. McCrane Vice President Prudential Capital Group 4 Gateway Center Newark, New Jersey 07102-4062 Telephone: (973) 802-4222 Facsimile: (973) 624-6432

Information Schedule - 1

Charles J. Senner
Director
Prudential Capital Group
4 Gateway Center
Newark, New Jersey 07102-4062

Telephone:  (973) 802-6660
Facsimile:   (973) 624-6432

David S. Quackenbush
Vice President
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601

Telephone: (312/540-4222
Facsimile: (312) 540-4245

Dianna D. Carr Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4224 Facsimile: (312) 540-4222

Authorized Officers for the Company

John E. Sztykiel, CEO and President	Joseph M. Nowicki,
SPARTAN MOTORS, INC.	Chief Financial Officer
1165 Reynolds Road	SPARTAN MOTORS, INC.
Charlotte, MI 48813	1165 Reynolds Road
Charlotte, MI 48813

Telephone: (517) 541-3803 x 3318	Telephone: (517) 541-3803 x 3803
Facsimile:: (517) 541-3292	Facsimile:: (517) 541-3292

Information Schedule - 2

EXHIBIT A-1

[FORM OF SERIES A NOTE]

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED AND ASSIGNED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

SPARTAN MOTORS, INC.

4.93%  SERIES A SENIOR NOTE DUE NOVEMBER 30, 2010

No. _____                                                                                                                                 [Date]
$________                                                                                                              PPN 846819 A*1

FOR VALUE RECEIVED, the undersigned, Spartan Motors, Inc., a corporation organized and existing under the laws of the State of Michigan (herein called the “Company”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ DOLLARS on November 30, 2010, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 4.93% per annum (or during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series A Notes, at the Default Rate (as defined below)) from the date hereof, payable quarterly on February 28, May 30, August 30 and November 30 in each year, commencing with the February 28, May 30, August 30 or November 30 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 6.93% or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association,  in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

A-1-1

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to an Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 30, 2009 (herein called the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc., the Existing Holders named on the Purchaser Schedule attached thereto, the Series B Note Purchasers named on the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors.  Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Company hereunder.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF ILLINOIS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

SPARTAN MOTORS, INC.

By:      ____________________________________
            Title:_______________________________

A-1-2

EXHIBIT A-2

[FORM OF SERIES B NOTE]

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED AND ASSIGNED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

SPARTAN MOTORS, INC.

5.46%  SERIES B SENIOR NOTE DUE DECEMBER 1, 2016

No. _____                                                                                                                                 [Date]
$________                                                                                                            PPN 846819 A@9

FOR VALUE RECEIVED, the undersigned, Spartan Motors, Inc., a corporation organized and existing under the laws of the State of Michigan (herein called the “Company”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ DOLLARS on December 1, 2016, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 5.46% per annum (or during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series B Notes, at the Default Rate (as defined below)) from the date hereof, payable quarterly on March 1, June 1, September 1 and December 1 in each year, commencing March 1, 2010, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 7.46% or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association,  in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

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This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to an Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 30, 2009 (herein called the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc., the Existing Holders named on the Purchaser Schedule attached thereto, the Series B Note Purchasers named on the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors.  Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Company hereunder.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF ILLINOIS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

SPARTAN MOTORS, INC.

By:      ____________________________________
            Title:_______________________________

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EXHIBIT A-3

[FORM OF SHELF NOTE]

SPARTAN MOTORS, INC.

___% SENIOR SERIES ___ NOTE DUE _____________

No.
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:
PPN______________

FOR VALUE RECEIVED, the undersigned, Spartan Motors, Inc., a corporation organized and existing under the laws of the State of Michigan (herein called the “Company”), hereby promises to pay to ________________________, or registered assigns, the principal sum of ____________________ DOLLARS [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above (or, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of this Series of Notes at the Default Rate (as defined below)), from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield Maintenance Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% over the Interest Rate specified above or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association,  from time to time in New York City as its Prime Rate.

Payments of principal of, interest on and any Yield Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to an Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November

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30, 2009 (herein called the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc., the Existing Holders named on the Purchaser Schedule attached thereto, the Series B Note Purchasers named on the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

[The Company agrees to make required prepayments of principal on the dates and in the amounts specified above or in the Agreement.]  [This Note is [also] subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.]

This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors.  Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Company hereunder.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and  payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF ILLINOIS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

SPARTAN MOTORS, INC.

By:      ____________________________________
            Title:_______________________________

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EXHIBIT B

[FORM OF DISBURSEMENT DIRECTION LETTER]

[On Company Letterhead - place on one page]

November 30, 2009

Gibraltar Life Insurance Co., Ltd.

c/o Prudential Capital Group
Two Prudential Plaza
180 North Stetson, Suite 5600
Chicago, IL 60601-6716

Re:      5.46% Series B Senior Notes due December 1, 2016 (the “Notes”)

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Note Purchase and Private Shelf Agreement (the “Note Agreement”), dated November 30, 2009, between Spartan Motors, Inc., a Michigan corporation (the “Company”), Prudential Investment Management, Inc., and you.  Capitalized terms used herein shall have the meanings assigned to such terms in the Note Agreement.

You are hereby irrevocably authorized and directed to disburse the $5,000,000 purchase price of the Notes by wire transfer of immediately available funds to JPMorgan Chase Bank, N.A., ABA #021-00-00-21, for credit to the account of Spartan Motors, account no. 318433.

Disbursement when so made shall constitute payment in full of the purchase price of the Notes and shall be without liability of any kind whatsoever to you.

Very truly yours,

SPARTAN MOTORS, INC.

By:      ____________________________________
            Title:_______________________________

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EXHIBIT C

[FORM OF REQUEST FOR PURCHASE]

SPARTAN MOTORS, INC.

REQUEST FOR PURCHASE

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of November 30, 2009, between Spartan Motors, Inc. (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”), the Existing Holders named in the Purchaser Schedule attached thereto, the Series B Note Purchaser named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to Paragraph 2B(3) of the Agreement, the Company hereby makes the following Request for Purchase:

1.         Aggregate principal amount of the Notes covered hereby (the “Notes”) $__________ 1

2.         Individual specifications of the Notes:

                                                           Principal
                              Final                    Prepayment              Interest
Principal                Maturity                Dates and               Payment
Amount                  Date                      Amounts                 Period 2

3.         Use of proceeds of the Notes:

4.         Proposed day for the closing of the purchase and sale of the Notes:

5.         The purchase price of the Notes is to be transferred to:

Name, Address
and ABA Routing                                          Number of
Number of Bank                                             Account

1 Minimum principal amount of $5,000,000

2 Specify quarterly or semiannually in arrears

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6.         The Company certifies (a) that the representations and warranties contained in paragraph 8 of the Agreement and in the other Transaction Documents are true on and as of the date of this Request for Purchase, and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.

7.         The Issuance Fee to be paid pursuant to the Agreement will be paid by the Company on the closing date.

Dated:

SPARTAN MOTORS, INC.

By:      ____________________________________
            Authorized Officer

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EXHIBIT D

[FORM OF CONFIRMATION OF ACCEPTANCE]

SPARTAN MOTORS, INC.

CONFIRMATION OF ACCEPTANCE

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of November 30, 2009 between Spartan Motors, Inc. (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”), the Existing Holders named in the Purchaser Schedule attached thereto, the Series B Note Purchaser named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand.  All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of paragraphs 2B(5) and 2B(7) of the Agreement relating to the purchase and sale of such Notes and by the provisions of the second sentence of paragraph 11A of the Agreement.

Pursuant to paragraph 2B(5) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.          Accepted Notes:  Aggregate principal amount $__________________
(A)       (a)  Name of Purchaser:
            (b)  Principal amount:
            (c)  Final maturity date:
            (d)  Principal prepayment dates and amounts:
            (e)  Interest rate:
            (f)  Interest payment period:
            (g)  Payment and notice instructions: As set forth on attached Purchaser Schedule

            (B)       (a) Name of Purchaser:
            (b) Principal amount:
            (c) Final maturity date:
            (d) Principal prepayment dates and amounts:
            (e) Interest rate:
            (f) Interest payment period:
            (g) Payment and notice instructions: As set forth on attached Purchaser Schedule

            [(C), (D)          same information as above.]

II.        Closing Day:

III.       Issuance Fee:

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Dated:

SPARTAN MOTORS, INC.

By:      ____________________________________
            Title:_______________________________

[PRUDENTIAL AFFILIATE]

By:      ____________________________________
            Vice President

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EXHIBIT E-1

[FORM OF AMENDED AND RESTATED GUARANTY AGREEMENT]

AMENDED AND RESTATED
GUARANTY AGREEMENT

This AMENDED AND RESTATED GUARANTY AGREEMENT (the “Guaranty”), dated as of November 30, 2009, is made by the guarantors named in the Guarantor Schedule attached hereto and each guarantor that may become a party to this Guaranty by executing a joinder hereto (herein referred to, individually, as a “Guarantor” and, collectively, as “Guarantors”), in favor of Prudential Investment Management, Inc. (“Prudential”) and the holders of the Notes (as defined below) from time to time (the “Holders”).

WITNESSETH:

WHEREAS, Spartan Motors, Inc., a corporation organized and existing under the laws of the State of Michigan (the “Company”), The Prudential Investment Management, Inc. (“Prudential”), The Prudential Insurance Company of America (“TPICA”) and Pruco Life Insurance Company of New Jersey (“Pruco New Jersey”; and, together with TPICA, the “Exiting Holders”) are parties to that certain Note Purchase and Private Shelf Agreement dated as of November 30, 2007 (the “Existing Note Agreement”), under which the Company issued its 4.93% Series A Senior Notes due November 30, 2010 (as amended, modified, supplemented or restated from time to time, the “Series A Notes”), and

WHEREAS, the Guarantors have executed a Guaranty Agreement, dated as of November 30, 2007 (the “Existing Guaranty Agreement”), under which the Guarantors have guarantied the Company’s obligations under the Existing Note Agreement and the Series A Notes; and

WHEREAS, the Company, Prudential, TPICA, Pruco New Jersey and Gibraltar Life Insurance Co., Ltd. (the “Series B Note Purchaser”) are entering into the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 30, 2009, 2009 (as amended, modified, supplemented or restated from time to time, the “Note Agreement”), which will amend and restate the Existing Note Agreement in its entirety and under which the Company is issuing its 5.46% Series B Senior Notes due December 1, 2016 (as amended, modified, supplemented or restated from time to time, the “Series B Notes”) and may from time to time issue additional series of senior notes (as amended, modified, supplemented or restated from time to time, the “Shelf Notes”; together with the Series A Notes and the Series B Notes referred to herein as the “Notes”); and

WHEREAS, each Guarantor is a direct or indirect Wholly-Owned Subsidiary of the Company;

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WHEREAS, the Guarantors will derive substantial value and benefit from the issuance of the Notes pursuant to the Note Agreement; and

WHEREAS, as a condition to the obligation of the Series B Note Purchaser to purchase the Series B Notes and the obligation of any Prudential Affiliate to purchase any Shelf Notes under the Note Agreement, each Purchaser and Prudential has required that the Guarantors execute and deliver this Guaranty for the benefit of Prudential and the Holders.

NOW THEREFORE, for value received, to satisfy one of the conditions precedent to the effectiveness of the Note Agreement, to induce Prudential, the Existing Holders, the Series B Note Purchaser and any future purchasers of any Shelf Notes to enter into the Note Agreement described above, to induce the Series B Note Purchaser to purchase the Series B Notes and any Prudential Affiliate to purchase any Shelf Notes under the Note Agreement, for the reasons set forth above and set forth in the Note Agreement, for and in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Guarantor, intending to be legally bound, does hereby covenant and agree as follows:

1.         DEFINITIONS; RECITALS.  Capitalized terms that are used in this Guaranty and not defined in this Guaranty shall have the meaning ascribed to them in the Note Agreement.  The recitals in this Guaranty are incorporated into this Guaranty.

2.         THE GUARANTY.

2A.      Guaranty of Payment and Performance of Obligations.  Each Guarantor, jointly and severally with each Guarantor, absolutely, unconditionally and irrevocably guarantees, and confirms the absolute, unconditional and irrevocable guarantee under the Existing Guaranty Agreement of, the full and prompt payment in United States currency when due (whether at maturity, a stated prepayment date or earlier by reason of acceleration or otherwise) and at all times thereafter, and the due and punctual performance, of all of the indebtedness, obligations and liabilities existing on the date hereof or arising from time to time hereafter, whether direct or indirect, joint or several, actual, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Company to Prudential or any Holder under or in respect of the Note Agreement, the Notes, the other Transaction Documents or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company, such Guarantor or any other guarantor in connection with the Note Agreement, including, without limitation, the principal of and interest (including, without limitation, interest accruing before, during or after any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, and, if interest ceases to accrue by operation of law by reason of any such proceeding, interest which otherwise would have accrued in the absence of such proceeding, whether or not allowed as a claim in such proceeding) on the Notes and any Yield-Maintenance Amount with respect to any of the Notes (collectively, the “Guarantied Obligations”).  This is a continuing guaranty of payment and performance and not of collection.  Notwithstanding the foregoing, the aggregate amount of any Guarantor’s liability under this Guaranty shall not exceed the maximum amount that such Guarantor can guaranty without violating, or causing this Guaranty or such Guarantor’s obligations under this Guaranty to be

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void, voidable or otherwise unenforceable under, any fraudulent conveyance or fraudulent transfer law, including Section 548(a)(2) of the Bankruptcy Code.

Upon an Event of Default, Prudential or any Holder may, at its sole election and without notice, proceed directly and at once against any Guarantor to seek and enforce performance of, and to collect and recover, the Guarantied Obligations, or any portion thereof, without first proceeding against the Company or any other Person or any security for the Guarantied Obligations or for the liability of any such other Person or the Guarantors hereunder.  Prudential and each Holder shall have the exclusive right to determine the application of payments and credits, if any, from the Guarantors, the Company or from any other Person on account of the Guarantied Obligations or otherwise.  This Guaranty and all covenants and agreements of the Guarantors contained herein shall continue in full force and effect and shall not be discharged until such a time as all of the Guarantied Obligations shall be indefeasibly paid in full in cash.

2B.      Obligations Unconditional.  The obligations of each Guarantor under this Guaranty shall be continuing, absolute and unconditional, irrespective of (i) the invalidity or unenforceability of the Note Agreement, the Notes, the other Transaction Documents or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company, any other Guarantor or any other Person in connection with the Note Agreement or any other Transaction Document or any provision thereof; (ii) the absence of any attempt by Prudential or any Holder to collect the Guarantied Obligations or any portion thereof from the Company, any other Guarantor or any other Person or other action to enforce the same; (iii) any action taken by Prudential or any Holder whether or not authorized by this Guaranty; (iv) any failure by Prudential or any Holder to acquire, perfect or maintain any security interest or lien in, or take any steps to preserve its rights to, any security for the Guarantied Obligations or any portion thereof or for the liability of such Guarantor hereunder or the liability of the Company, any other Guarantor or any other Person or any or all of the Guarantied Obligations; (v) any defense arising by reason of any disability or other defense (other than a defense of payment, unless the payment on which such defense is based was or is subsequently invalidated, declared to be fraudulent or preferential, otherwise avoided and/or required to be repaid to the Company or any Guarantor, as the case may be, or the estate of any such party, a trustee, receiver or any other Person under any bankruptcy law, state or federal law, common law or equitable cause, in which case there shall be no defense of payment with respect to such payment) of the Company or any other Person liable on the Guarantied Obligations or any portion thereof; (vi) Prudential’s or any Holder’s election, in any proceeding instituted under Chapter 11 of Title 11 of the Federal Bankruptcy Code (11 U.S.C. §101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code; (vii) any borrowing or grant of a security interest to Prudential or any Holder by the Company as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code; (viii) the disallowance or avoidance of all or any portion of Prudential’s or any Holder’s claim(s) for repayment of the Guarantied Obligations under the Bankruptcy Code or any similar state law or the avoidance, invalidity or unenforceability of any Lien securing the Guarantied Obligations or the liability of any Guarantor hereunder or under any of the other Transaction Documents or of the Company or any other guarantor of all or any part of the Guarantied Obligations; (ix) any amendment to, waiver or modification of, or consent, extension, indulgence or other action or inaction under or in respect of the Note Agreement, the Notes, the other Transaction Documents or any other

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agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Guarantor or any other guarantor in connection with the Note Agreement (including, without limitation, the issuance of Notes from time to time under the Note Agreement and any increase in the interest rate on the Notes); (x) any change in any provision of any applicable law or regulation; (xi) any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, binding on or affecting any Guarantor, the Company or any other guarantor or any of their assets; (xii) the articles of incorporation or articles of organization (as the case may be), or the by-laws or limited liability company agreement (as the case may be) of any Guarantor or the Company or any other guarantor; (xiii) any mortgage, indenture, lease, contract, or other agreement (including without limitation any agreement with stockholders), instrument or undertaking to which any Guarantor or the Company is a party or which purports to be binding on or affect any such Person or any of its assets; (xiv) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Company, any Guarantor or any other guarantor of all or any portion of any Guarantied Obligations or any such Person’s property and any failure by Prudential or any Holder to file or enforce a claim against the Company, any Guarantor or any such other Person in any such proceeding; (xv) any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; or (xvi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

2C.      Obligations Unimpaired.  Prudential and each Holder is authorized, without demand or notice, which demand and notice are hereby waived, and without discharging or otherwise affecting the obligations of any Guarantor hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time to (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Guarantied Obligations or any portion thereof, or otherwise modify, amend or change the terms of the Note Agreement, the Notes, any other Transaction Documents or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company, any Guarantor or any other guarantor of all or any of the Guarantied Obligations in connection with the Note Agreement; (ii) accept partial payments on the Guarantied Obligations; (iii) take and hold security for the Guarantied Obligations or any portion thereof or any other liabilities of the Company, the obligations of any Guarantor under this Guaranty and the obligations under any other guaranties and sureties of all or any of the Guarantied Obligations, and exchange, enforce, waive, release, sell, transfer, assign, abandon, fail to perfect, subordinate or otherwise deal with any such security; (iv) apply such security and direct the order or manner of sale thereof as Prudential or any Holder may determine in its sole discretion; (v) settle, release, compromise, collect or otherwise liquidate the Guarantied Obligations or any portion thereof and any security therefor or guaranty thereof in any manner; (vi) extend additional loans, credit and financial accommodations to the Company and otherwise create additional Guarantied Obligations, including, without limitation, by the purchase of Notes from time to time under the Note Agreement; (vii) waive strict compliance with the terms of the Note Agreement, the Notes, any other Transaction Document or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company, any Guarantor or any other guarantor of all or any of the Guarantied Obligations in connection with the Note Agreement and otherwise forbear from asserting Prudential’s or any Holder’s rights and remedies thereunder; (viii) take and hold additional guaranties or sureties and enforce or forbear

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from enforcing any guaranty or surety of any other guarantor or surety of the Guarantied Obligations, any portion thereof or release or otherwise take any action (or omit to take any action) with respect to any such guarantor or surety; (ix) assign this Guaranty in part or in whole in connection with any assignment of the Guarantied Obligations or any portion thereof; (x) exercise or refrain from exercising any rights against the Company or any Guarantor; and (xi) apply any sums, by whomsoever paid or however realized, to the payment of the Guarantied Obligations as Prudential or any Holder in its sole discretion may determine.

2D.      Waivers of Guarantors.  Each Guarantor waives for the benefit of Prudential and the Holders:

(i)         any right to require Prudential or any Holder, as a condition of payment or performance by such Guarantor or otherwise to (a) proceed against the Company, any other Guarantor, any other guarantor of the Guarantied Obligations or any other Person, (b) proceed against or exhaust any security given to or held by Prudential or any Holder in connection with the Guarantied Obligations or any other guaranty, or (c) pursue any other remedy available to Prudential or any Holder whatsoever;

(ii)        any defense arising by reason of (a) the incapacity, lack of authority or any disability or other defense of the Company, including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto, (b) the cessation of the liability of the Company from any cause other than indefeasible payment in full of the Guarantied Obligations in cash or (c) any act or omission of Prudential or any Holder or any other Person which directly or indirectly, by operation of law or otherwise, results in or aids the discharge or release of the Company or any security given to or held by Prudential or any Holder in connection with the Guarantied Obligations or any other guaranty;

(iii)       any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(iv)       any defense based upon Prudential’s any Holder’s errors or omissions in the administration of the Guarantied Obligations;

(v)        (a) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (b) the benefit of any statute of limitations affecting the Guarantied Obligations or such Guarantor’s liability hereunder or the enforcement hereof, (c) any rights to set-offs, recoupments and counterclaims, and (d) promptness, diligence and any requirement that Prudential or any Holder protect, maintain, secure, perfect or insure any Lien or any property subject thereto;

(vi)       notices (a) of nonperformance or dishonor, (b) of acceptance of this Guaranty by Prudential or any Holder or by such Guarantor, (c) of default in respect of the Guarantied Obligations or any other guaranty, (d) of the existence, creation or incurrence of new or additional indebtedness, arising either from additional loans extended to the Company or

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otherwise, including without limitation, as a result of the issuance of any Notes, (e) that the principal amount, or any portion thereof, and/or any interest on any document or instrument evidencing all or any part of the Guarantied Obligations is due, (f) of any and all proceedings to collect from the Company, any Guarantor or any other guarantor of all or any part of the Guarantied Obligations, or from anyone else, (g) of exchange, sale, surrender or other handling of any security or collateral given to Prudential or any Holder to secure payment of the Guarantied Obligations or any guaranty therefor, (h) of renewal, extension or modification of any of the Guarantied Obligations, (i) of assignment, sale or other transfer of any Note to a Transferee, or (j) of any of the matters referred to in paragraph 2B and any right to consent to any thereof;

(vii)      presentment, demand for payment or performance and protest and notice of protest with respect to the Guarantied Obligations or any guaranty with respect thereto; and

(viii)     any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

Each Guarantor agrees that neither Prudential nor any Holder shall be under any obligation to marshall any assets in favor of such Guarantor or against or in payment of any or all of the Guarantied Obligations.

No Guarantor will exercise any rights which it may have acquired by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of exoneration, reimbursement or indemnity or contribution or any rights or recourse to any security for the Guarantied Obligations or this Guaranty unless at the time of such Guarantor’s exercise of any such right there shall have been performed and indefeasibly paid in full in cash all of the Guarantied Obligations.

2E.      Revival.  Each Guarantor agrees that, if any payment made by the Company or any other Person is applied to the Guarantied Obligations and is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any security are required to be returned by Prudential or any Holder to the Company, its estate, trustee, receiver or any other Person, including, without limitation, such Guarantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, such Guarantor’s liability hereunder (and any lien, security interest or other collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, or, if prior thereto this Guaranty shall have been canceled or surrendered (and if any lien, security interest or other collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such lien, security interest or other collateral) shall be reinstated and returned in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment (or any lien, security interest or other collateral securing such obligation).

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2F.       Obligation to Keep Informed.  Each Guarantor shall be responsible for keeping itself informed of the financial condition of the Company and any other Persons primarily or secondarily liable on the Guarantied Obligations or any portion thereof, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any portion thereof, and each Guarantor agrees that neither Prudential nor any Holder shall have any duty to advise such Guarantor of information known to Prudential or such Holder regarding such condition or any such circumstance.  If Prudential or any Holder, in its discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, neither Prudential nor such Holder shall be under any obligation (i) to undertake any investigation, whether or not a part of its regular business routine, (ii) to disclose any information which Prudential or such Holder wishes to maintain confidential, or (iii) to make any other or future disclosures of such information or any other information to any Guarantor.

2G.      Bankruptcy.  If any Event of Default specified in clauses (viii) or (ix) of paragraph 7A of the Note Agreement shall occur and be continuing, then each Guarantor agrees to immediately pay to the Holders the full outstanding amount of the Guarantied Obligations without notice.

3.         REPRESENTATIONS AND WARRANTIES.

Each Guarantor represents, covenants and warrants as follows:

3A.      Organization.  Such Guarantor is a company duly organized and existing in good standing under the laws of its state of organization and is qualified to do business and in good standing in every jurisdiction where the ownership of its property or the nature of the business conducted by it makes such qualification necessary and in which the failure to be so qualified could be reasonably likely to result in a Material Adverse Effect.

3B.      Power and Authority.  Such Guarantor and each Subsidiary of such Guarantor has all requisite power to conduct its business as currently conducted and as currently proposed to be conducted.  Such Guarantor has all requisite power to execute, deliver and perform its obligations under this Guaranty.  The execution, delivery and performance of this Guaranty have been duly authorized by all requisite action and this Guaranty has been duly executed and delivered by authorized officers of such Guarantor and are valid obligations of such Guarantor, legally binding upon and enforceable against such Guarantor in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3C.      Conflicting Agreements and Other Matters.  The execution and delivery of this Guaranty, the offering, issuance and sale of the Notes, and the fulfillment of or the compliance with the terms and provisions hereof will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of such Guarantor or any of its Subsidiaries pursuant to, the certificate of incorporation or articles of organization (as the case may be), the by-laws or limited liability company agreement (as the case may be) of

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such Guarantor or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders of such Guarantor or Persons with direct or indirect ownership interests in stockholders of such Guarantor), instrument, order, judgment, decree, statute, law, rule or regulation to which such Guarantor or any of its Subsidiaries is subject.  Neither such Guarantor nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing any Indebtedness of such Guarantor or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, obligations of such Guarantor of the type to be evidenced by this Guaranty.

3D.      ERISA.  The execution and delivery of this Guaranty will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.

3E.      Governmental Consent.  Neither the nature of such Guarantor or of any Subsidiary of such Guarantor nor any of their respective businesses or properties, nor any relationship between such Guarantor or any Subsidiary of such Guarantor and any other Person, nor any circumstance in connection with the execution, delivery and performance of this Guaranty, nor the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (including, without limitation, notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, but excluding routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities).

3F.       Regulatory Status.  Neither such Guarantor nor any Subsidiary of such Guarantor is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, as amended, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended.

3G.      Actions by the Guarantor and its Subsidiaries.  Each Guarantor covenants that it will not take any action that would directly or indirectly result in an Event of Default or Default.

4.         MISCELLANEOUS.

4A.      Successors, Assigns and Participants.  This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of Prudential and each Holder and their respective successors, transferees and assigns; all references herein to each Guarantor shall be deemed to include its successors and assigns, and all references herein to Prudential or any Holder shall be deemed to include their respective successors and assigns.  This Guaranty shall be enforceable by Prudential and each Holder and any of Prudential’s or

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such Holder’s successors, assigns and participants, and any such successors and assigns shall have the same rights and benefits with respect to each Guarantor under this Guaranty as Prudential or such Holder hereunder.

4B.      Consent to Amendments.  This Guaranty may be amended, and each Guarantor may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if such Guarantor shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes, except that, without the written consent of all of the Holders, (i) no amendment to or waiver of the provisions of this Guaranty shall change or affect the provisions of this paragraph 4B insofar as such provisions relate to proportions of the principal amount of the Notes, or the rights of any individual Holder, required with respect to any consent, (ii) no Guarantor shall be released from this Guaranty, and (iii) no amendment, consent or waiver with respect to paragraph 2A or the definition of “Guarantied Obligations” (except to add additional obligations of the Company) shall be effective.  Each Holder at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 4B, whether or not the Notes held by such Holder shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.  No course of dealing between any Guarantor and Prudential or any Holder, nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of Prudential or any Holder.  As used herein, the term “this Guaranty” and references thereto shall mean this Guaranty as it may from time to time be amended or supplemented.  Notwithstanding the foregoing, this Guaranty may be amended by the addition of additional Guarantors pursuant to a Guaranty Joinder in the form of Exhibit A hereto without any consent by any Guarantor, Prudential or any Holder.

4C.      Survival of Representations and Warranties; Entire Agreement.  All representations and warranties contained herein or made in writing by or on behalf of each Guarantor in connection herewith shall survive the execution and delivery of this Guaranty, the transfer by any Holder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of Prudential, any Holder or any Transferee.  Subject to the two preceding sentences, this Guaranty embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

4D.      Notices.  All written communications provided for hereunder shall be sent by first class mail or telegraphic notice or nationwide overnight delivery service (with charges prepaid) or by hand delivery or telecopy and addressed:

(i)         in the case of any Guarantor, to:

c/o Spartan Motors, Inc.
1165 Reynolds Road
Charlotte, Michigan  48813
Attention:  Chief Financial Officer
Phone:  (517) 541-3803 x 3803
Fax:  (517) 541-3292

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(ii)        in the case of Prudential or any Holder, to the address specified for notices to Prudential or such Holder under the Note Agreement;

or, in either case, at such other address as shall be designated by such Person in a written notice to the other parties hereto.

4E.      Descriptive Headings; Advice of Counsel; Interpretation.  The descriptive headings of the several sections of this Guaranty are inserted for convenience only and do not constitute a part of this Guaranty.  Each Guarantor represents to Prudential and the Holders that such Guarantor has been represented by counsel in connection with this Guaranty, that such Guarantor has discussed this Guaranty with its counsel and that any and all issues with respect to this Guaranty have been resolved as set forth herein.  No provision of this Guaranty shall be construed against or interpreted to the disadvantage of Prudential or any Holder by any court or other governmental or judicial authority by reason of Prudential or such Holder having or being deemed to have structured, drafted or dictated such provision.

4F.       Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Guaranty required to be satisfactory to Prudential, any Holder or the Required Holder(s) of the Notes, the determination of such satisfaction shall be made by Prudential, such Holder or such Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

4G.      Governing Law.  THIS GUARANTY SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS GUARANTY TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

4H.      Counterparts; Facsimile Signatures.  This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same agreement.  It shall not be necessary in making proof of this Guaranty to produce or account for more than one such counterpart.  Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Guaranty.

4I.        Counsel’s Opinion.  Each Guarantor requests directs the counsel referred to in paragraph 3C of the Note Agreement to deliver the opinion referred to in such paragraph.

4J.       SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR THE OTHER TRANSACTION DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS IN COOK COUNTY, ILLINOIS, OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR HEREBY

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IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.  EACH GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 4D(i), SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT.  EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF PRUDENTIAL OR ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GUARANTOR IN ANY OTHER JURISDICTION.  EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY GUARANTOR HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.  EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED THEREBY.

4K.      Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

4L.      Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4M.     Contribution with Respect to Guaranty Obligations.  At all times when there is more than one Guarantor party hereto, each Guarantor party hereto agrees as follows:

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(i)                        To the extent any Guarantor shall make a payment of all or any of the Guarantied Obligations (a “Guarantor Payment”) that exceeds the amount that such Guarantor would otherwise have paid, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, if each Guarantor had paid the aggregate Guarantied Obligations satisfied by all such Guarantor Payments in the same proportion that such Guarantor’s Allocable Amount (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all Guarantors (as determined immediately prior to such Guarantor Payment), then, after the Guarantied Obligations shall be indefeasibly paid in full in cash and no Holder shall have any commitment under the Note Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from and be reimbursed by each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(ii)                      As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this Section 4M without rendering such claim void, voidable or otherwise unenforceable under, any fraudulent conveyance or fraudulent transfer law, including Section 548 of the Bankruptcy Code.

(iii)                    This Section 4M is intended only to define the relative rights of Guarantors, and nothing in this Section 4M is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with this Guaranty.

(iv)                    The rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

(v)                      The rights of the indemnifying Guarantors against other Guarantors under this Section 4M shall be exercisable once the Guarantied Obligations shall be indefeasibly paid in full in cash and no Holder shall have any commitment under the Note Agreement.

4N.      Restatement.  Upon the execution hereof by the Guarantors and acceptance hereof by Prudential and the Existing Holders, the Existing Guaranty Agreement shall be amended and restated in its entirety to read as set forth above.

[signature pages follow]

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty Agreement to be duly executed as of the date first above written.

CRIMSON FIRE AERIAL, INC.

By:      ____________________________________
            Title:_______________________________

CRIMSON FIRE, INC.

By:      ____________________________________
            Title:_______________________________

ROAD RESCUE, INC.

By:      ____________________________________
            Title:_______________________________

SPARTAN MOTORS CHASSIS, INC.

By:      ____________________________________
            Title:_______________________________

UTILIMASTER HOLDINGS, INC.

By:      ____________________________________
            Title:_______________________________

UTILIMASTER CORPORATION

By:      ____________________________________
            Title:_______________________________

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Accepted as of the date first written above:

PRUDENTIAL INVESTMENT
   MANAGEMENT, INC.

By:      ______________________________
            Title:  Vice President

THE PRUDENTIAL INSURANCE
   COMPANY OF AMERICA

By:      ______________________________
            Title:  Vice President

PRUCO LIFE INSURANCE COMPANY
   OF NEW JERSEY

By:      ______________________________
            Title:  Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:      Prudential Investment Management (Japan),

            Inc., as Investment Manager

By:      Prudential Investment Management, Inc.,

as Sub-Adviser

            By:  ______________________________

                        Vice President

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GUARANTOR SCHEDULE

Crimson Fire Aerial, Inc., a Pennsylvania corporation

Crimson Fire, Inc., a South Dakota corporation

Road Rescue, Inc., a South Carolina corporation

Spartan Motors Chassis, Inc., a Michigan corporation

Utilimaster Holdings, Inc., a Delaware corporation

Utilimaster Corporation, a Delaware corporation

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EXHIBIT A

[FORM OF JOINDER AGREEMENT TO AMENDED AND RESTATED GUARANTY AGREEMENT]

JOINDER AGREEMENT NO. ____ TO AMENDED AND RESTATED GUARANTY AGREEMENT

RE: SPARTAN MOTORS, INC.

This Joinder Agreement is made as of ______________, in favor of Prudential Investment Management, Inc. (“Prudential”) and the Holders (as such term is defined in the Guaranty, as hereinafter defined).

            A.        Reference is made to the Amended and Restated Guaranty Agreement made as of November 30, 2009 (as such guarantee may be supplemented, amended, restated or consolidated from time to time, the “Guaranty”) by certain Persons in favor of Prudential and the Holders, under which such Persons have guaranteed to Prudential and the Holders the due payment and performance by Spartan Motors, Inc. a Michigan corporation ( the “Company”) of the Guarantied Obligations (as defined in the Guaranty).

            B.        Capitalized terms used but not otherwise defined in this Joinder Agreement have the respective meanings given to such terms in the Guaranty, including the definitions of terms incorporated in the Guaranty by reference to other agreements.

            C.        Section 4B of the Guaranty provides that additional Persons may from time to time after the date of the Guaranty become Guarantors under the Guaranty by executing and delivering to Prudential and the Holders a supplemental agreement to the Guaranty in the form of this Joinder Agreement.

For valuable consideration, each of the undersigned (each a “New Guarantor”) severally (and not jointly, or jointly and severally) agrees as follows:

1.         Each of the New Guarantors has received a copy of, and has reviewed, the Guaranty and the Transaction Documents in existence on the date of this Joinder Agreement and is executing and delivering this Joinder Agreement to Prudential and the Holders pursuant to paragraph 4B of the Guaranty.

2.         Effective from and after the date this Joinder Agreement is executed and delivered to Prudential and the Holders by any one of the New Guarantors (and irrespective of whether this Joinder Agreement has been executed and delivered by any other Person), such New Guarantor is, and shall be deemed for all purposes to be, a Guarantor under the Guaranty with the same force and effect, and subject to the same agreements, representations, guarantees, indemnities, liabilities and obligations, as if such New Guarantor was, effective as of the date of this Joinder Agreement, an original signatory to the Guaranty as a Guarantor.  In furtherance of the foregoing, each of the New Guarantors jointly and severally guarantees to Prudential and the Holders in accordance with the provisions of the Guaranty the due and punctual payment and

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performance in full of each of the Guarantied Obligations as each such Guarantied Obligation becomes due from time to time (whether because of maturity, default, demand, acceleration or otherwise) and understands, agrees and confirms that Prudential and the Holders may enforce the Guaranty and this Joinder Agreement against such New Guarantor for the benefit of Prudential and the Holders up to the full amount of the Guarantied Obligations without proceeding against any other Guarantor, the Company, any other Person, or any collateral securing the Guarantied Obligations.  The terms and provisions of the Guaranty are incorporated by reference in this Joinder Agreement.

3.         Upon this Joinder Agreement bearing the signature of any Person claiming to have authority to bind any New Guarantor coming into the hands of Prudential or any Holder, and irrespective of whether this Joinder Agreement or the Guaranty has been executed by any other Person, this Joinder Agreement will be deemed to be finally and irrevocably executed and delivered by, and be effective and binding on, and enforceable against, such New Guarantor free from any promise or condition affecting or limiting the liabilities of such New Guarantor and such New Guarantor shall be, and shall be deemed for all purposes to be, a Guarantor under the Guaranty.  No statement, representation, agreement or promise by any officer, employee or agent of Prudential or any Holder forms any part of this Joinder Agreement or the Guaranty or has induced the making of this Joinder Agreement or the Guaranty by any of the New Guarantors or in any way affects any of the obligations or liabilities of any of the New Guarantors in respect of the Guarantied Obligations.

4.         This Joinder Agreement may be executed in counterparts.  Each executed counterpart shall be deemed to be an original and all counterparts taken together shall constitute one and the same Joinder Agreement.  Delivery of an executed counterpart of a signature page to this Joinder Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

5.         This Joinder Agreement is a contract made under, and will for all purposes be governed by and interpreted and enforced according to, the internal laws of the State of Illinois excluding any conflict of laws rule or principle which might refer these matters to the laws of another jurisdiction.

6.         This Joinder Agreement and the Guaranty shall be binding upon each of the New Guarantors and the successors of each of the New Guarantors.   None of the New Guarantors may assign any of its obligations or liabilities in respect of the Guarantied Obligations.

IN WITNESS OF WHICH this Joinder Agreement has been duly executed and delivered by each of the New Guarantors as of the date indicated on the first page of this Joinder Agreement.

[NEW GUARANTOR]

By:

Name:

Title:

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EXHIBIT E-2

[Form of Confirmation of Amended and Restated Guaranty Agreement]

CONFIRMATION OF AMENDED AND RESTATED GUARANTY AGREEMENT

THIS CONFIRMATION OF AMENDED AND RESTATED GUARANTY AGREEMENT (this “Confirmation”) is entered into on a joint and several basis by each of the undersigned (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”) in favor of the holders of the Notes (as defined below) from time to time (the “Holders”).

WHEREAS, each of the Guarantors is a direct or indirect Wholly-Owned Subsidiary of Spartan Motors, Inc. (the “Company”); and

WHEREAS, the Company has entered into that certain Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 30, 2009, between the Company, on one hand, and Prudential Investment Management, Inc., the Existing Holders named in the Purchaser Schedule attached thereto, the Series B Note Purchaser named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes a party thereto, on the other hand (the “Note Agreement”), pursuant  which the Company has outstanding its 4.93% Series A Notes due November 30, 2010 (the “Series A Notes”) and has issued its 5.46% Series B Notes due November 30, 2009 (the “Series B Notes” and, together with the Series A Notes and any Shelf Notes that may be issued from time to time under the Note Agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Notes”); and

WHEREAS, the Guarantors have guarantied the obligations of the Company under the Note Agreement and the Notes pursuant to that certain Amended and Restated Guaranty Agreement, dated as of November 30, 2009, made by [certain of] the undersigned[, and joined by certain of the undersigned pursuant to that certain Joinder Agreement dated as of ______________], in favor of each holder (as amended, supplemented or otherwise modified, the “Guaranty”).  Capitalized terms used herein and not otherwise defined shall have the meanings given in the Guaranty.

            WHEREAS, pursuant to that certain Request for Purchase dated as of _____________ and that certain Confirmation of Acceptance dated as of _______________, the Company will issue and certain Prudential Affiliates (the “Series ___ Purchasers”) will purchase the Company’s ______% Series _____ Senior Notes Due _____ (the “Series _____ Notes”).

WHEREAS, each Guarantor will benefit from the proceeds of the issuance of the Series ____ Notes.

WHEREAS, the Holders have required as a condition to the effectiveness of the Series ___ Purchasers’ obligation to purchase the Series ____ Notes that each of the Guarantors

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execute and deliver this Confirmation and reaffirm that the Guaranty secures and guarantees the liabilities and obligations of the Company under the Series ____ Notes.

Now, Therefore, in order to induce, and in consideration of, the purchase of the Series ____ Notes by the Series ___ Purchasers, each Guarantor hereby, jointly and severally, covenants and agrees with, and represents and warrants to, each of the Series ___ Purchasers and each Holder from time to time of the Notes as follows:

1.         Confirmation. Each Guarantor, hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty, and confirms and agrees that each reference in the Guaranty to the Guaranteed Obligations (as defined in the Guaranty) is construed to hereafter include the Series ____ Notes.  Each Guarantor acknowledges that the Guaranty remains in full force and effect and is hereby ratified and confirmed.  Without limiting the generality of the foregoing, each Guarantor hereby acknowledges and confirms that it intends that the Guaranty will continue to secure, to the fullest extent provided thereby, the payment and performance of all Guarantied Obligations, including, without limitation, the payment and performance of the Series _____ Notes.  Each Guarantor confirms and agrees that, with respect to the Guaranty, each and every covenant, condition, obligation, representation (except those representations which relate only to a specific date, which are confirmed as of such date only), warranty and provision set forth therein is, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects.

2.         Successors and Assigns.  All covenants and other agreements contained in this Confirmation by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.

3.         No Waiver.  The execution of this Confirmation shall not operate as a novation, waiver of any right, power or remedy of Prudential or any holder, nor constitute a waiver of any provision of the Note Purchase Agreement or any Note.

4.         Governing Law.  This Confirmation shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

5.         Severability.  Any provision of this Confirmation that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

6.         Counterparts; Facsimile Signatures.  This Confirmation may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed

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counterpart of a signature page to this Confirmation by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Confirmation.

7.         Section Headings.  The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

8.         Authorization.  Each Guarantor is duly authorized to execute and deliver this Confirmation, and, is and will continue to be duly authorized to perform its obligations under the Guaranty.

9.         No Defenses.  Each Guarantor hereby represents and warrants to, and covenants that, as of the date hereof, (a) such Guarantor has no defenses, offsets or counterclaims of any kind or nature whatsoever against Prudential or any Holder with respect to the Guarantied Obligations, or any action previously taken or not taken by Prudential or any holder with respect thereto, and (b) that Prudential and each Holder has fully performed all obligations to such Guarantor which it may have had or has on and as of the date hereof.

[signature page follows]

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            IN WITNESS WHEREOF, this Confirmation of Guaranty Agreement has been duly executed and delivered as of the date first above written.

CRIMSON FIRE AERIAL, INC.

By:      ____________________________________
            Title:_______________________________

CRIMSON FIRE, INC.

By:      ____________________________________
            Title:_______________________________

ROAD RESCUE, INC.

By:      ____________________________________
            Title:_______________________________

SPARTAN MOTORS CHASSIS, INC.

By:      ____________________________________
            Title:_______________________________

UTILIMASTER HOLDINGS, INC.

By:      ____________________________________
            Title:_______________________________

UTILIMASTER CORPORATION

By:      ____________________________________
            Title:_______________________________

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EXHIBIT F-1

[FORM OF OPINION OF COMPANY’S COUNSEL – SERIES B NOTES]

[Letterhead of Varnum LLP]

November 30, 2009

Prudential Investment Management, Inc.
c/o Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601

The Prudential Insurance Company of America
Pruco Life Insurance Company of New Jersey

Gibraltar Life Insurance Co., Ltd.

c/o Prudential Capital Group
Two Prudential Plaza
180 North Stetson, Suite 5600
Chicago, IL 60601-6716

            Re:       Amended and Restated Note Purchase and Private Shelf Agreement dated November 30, 2009

Ladies and Gentlemen:

We have acted as counsel for Spartan Motors, Inc., a Michigan corporation (the “Company”) in connection with the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 30, 2009, between the Company, Prudential Investment Management, Inc. (“Prudential”), the Existing Holders named in the Purchaser Schedule attached thereto, the Series B Note Purchaser named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes a party thereto (the “Note Agreement”), pursuant to which the Company has issued to the Series B Note Purchaser the 5.46% Series B Senior Notes due December 1, 2016 of the Company in the aggregate principal amount of $5,000,000 (the “Notes”).   The Note Agreement requires the following subsidiaries of the Company to execute and deliver a Guaranty in favor of the Existing Holders and the Series B Note Purchaser: Spartan Motors Chassis, Inc., a Michigan corporation (the “Michigan Subsidiary”), Crimson Fire, Inc., a South Dakota corporation, Crimson Fire Aerials, Inc., a Pennsylvania corporation, Road Rescue, Inc., a South Carolina corporation, Utilimaster Holdings, Inc., a Delaware corporation, and Utilimaster Corporation, a Delaware corporation (with the Michigan Subsidiary, each, a “Subsidiary” and collectively, the “Subsidiaries”).  All terms used herein that are defined in the Note Agreement have the respective meanings specified in the Note Agreement.

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We have examined the following documents:

•         Note Agreement;

•         5.46% Series B Senior Note due December 1, 2016, dated November 30, 2009, issued by Company to Gibraltar Life Insurance Co., Ltd.;

•         Amended and Restated Guaranty Agreement, dated November 30, 2009, from the Subsidiaries in favor of Prudential, the Existing Holders and the Series B Note Purchaser (the “Guaranty Agreement”);

•         A Secretary’ Certificate dated November 30, 2009, with respect to the Company and each Subsidiary (collectively, the “Secretary’s Certificates”);

•         An Officer’s Certificate of the Company, dated November 30, 2009, with respect to the Company and the Subsidiaries (the “Officer’s Certificate”);

•         A copy of the articles of incorporation of the Company, as certified by the Michigan Department of Energy, Labor and Economic Growth (the “Michigan Department”) on November 20, 2009 (the “Company Articles”), and a good standing certificate with respect to the Company issued by the Michigan Department on November 20, 2009 (the “Company Good Standing Certificate”);

•         A copy of the articles of incorporation of Spartan Motor Chassis, Inc., as certified by the Michigan Department on November 20, 2009 (the “Chassis Articles”), and a good standing certificate with respect to Spartan Motor Chassis, Inc. issued by the Michigan Department on November 20, 2009 (the “Chassis Good Standing Certificate”);

•         A copy of the articles of incorporation of Crimson Fire, Inc., as certified by the South Dakota Secretary of State (the “South Dakota Department”) on November 23, 2009  (the “Crimson Articles”), and a good standing certificate with respect to Crimson Fire, Inc. issued by the South Dakota Department on November 23, 2009 (the “Crimson Good Standing Certificate”);

•         A copy of the articles of incorporation of Crimson Fire Aerials, Inc., as certified by the Pennsylvania Department of State (“Pennsylvania Department”) on November 20, 2009 (the “Aerials Articles”), and a good standing certificate with respect to Crimson Fire Aerials, Inc. issued by the Pennsylvania Department on November 20, 2009 (the “Aerials Good Standing Certificate”);

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•         A copy of the articles of incorporation of Road Rescue, Inc., as certified by the South Carolina Secretary of State (“South Carolina Department”) on November 23, 2009  (the “Road Articles”), and a good standing certificate with respect to Road Rescue, Inc. issued by the South Carolina Department on November 23, 2009 (the “Road Good Standing Certificate”).

•         A copy of the certificate of incorporation of Utilimaster Holdings, Inc., as certified by the Delaware Secretary of State ("Delaware Department") on November 25, 2009 (the "UHI Articles"), and a good standing certificate with respect to Utilimaster Holdings, Inc. issued by the Delaware Department on November 24, 2009 (the "UHI Good Standing Certificate").

•         A copy of the certificate of incorporation of Utilimaster Corporation, as certified by the Delaware Department on November 24, 2009 (the "UC Articles"), and a good standing certificate with respect to Utilimaster Corporation issued by the Delaware Department on November 24, 2009 (the "UC Good Standing Certificate").

The Note Agreement, Notes and the Guaranty Agreement are collectively referred to in this opinion letter as the “Transaction Documents”.

We have assumed (1) the genuineness of all signatures and of all documents that have been submitted to us as originals; (2) that each copy that has been submitted to us conforms to the original; (3) the legal capacity of each natural Person; and (4) as to each document to be entered into by Prudential, the Existing Holders or the Series B Note Purchaser or other Persons, other than Company or the Subsidiaries, that each Person that has executed the document had the power to enter into and perform its obligations under it and that the document has been duly authorized, executed and delivered by, and is binding on and enforceable against, that Person.

Any reference in this opinion to our knowledge means the actual knowledge of the attorney who has signed this opinion and each attorney in this firm who has been actively involved in reviewing the Transaction Documents or in preparing this opinion, and those attorneys have not made any investigation of or inquiry as to those factual matters with respect to which this opinion states that we do or do not have knowledge, other than reviewing Secretary’s Certificates and Officer’s Certificates.

Based upon the foregoing and subject to the assumptions, qualifications and limitations stated below, we express the following opinions:

            1.         The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Michigan. The Company has all requisite corporate power and authority to conduct its business.

            2.         Each Subsidiary is a corporation duly incorporated and validly existing in good standing under the laws of the state of its incorporation.

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            3.         The Michigan Subsidiary has all requisite corporate power and authority to conduct its business.

            4.         The Company has all requisite corporate power and authority to execute and deliver, and to perform its obligations under each Transaction Document to which it is a party.   The execution, delivery and performance of the Transaction Documents by the Company has been duly authorized by the Company.  The Transaction Documents have been duly executed and delivered by the Company.

            5.         When it is executed and delivered by the Company, each Transaction Document to which it is a party will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms.

            6.         The Michigan Subsidiary has all requisite corporate power and authority to execute and deliver, and to perform its obligations under each Transaction Document to which it is a party.  The execution, delivery and performance of the Transaction Documents by the Michigan Subsidiary has been duly authorized by the Michigan Subsidiary.  The Michigan Subsidiary has duly executed and delivered the Transaction Documents to which it is a party.

            7.         When it is executed and delivered by each Subsidiary, each Transaction Document to which such Subsidiary is a party will constitute the valid and binding obligation of such Subsidiary, enforceable in accordance with its terms.

            8.         The execution, delivery and performance of the Transaction Documents does not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company pursuant to, the articles of incorporation and bylaws of the Company, any applicable law, or any agreement or instrument to which Company is bound and of which we have knowledge, or any order, judgment or decree of any court, administrative agency or other governmental authority that is applicable to Company and of which we have knowledge.

            9.         The execution, delivery and performance of the Transaction Documents does not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of any of the Subsidiaries pursuant to, the articles of incorporation and bylaws of such Subsidiary, any applicable law, or any agreement or instrument to which such Subsidiary is bound and of which we have knowledge, or any order, judgment or decree of any court, administrative agency or other governmental authority that is applicable to such Subsidiary and of which we have knowledge.

            10.       No authorization, consent, approval, exemption or other action by or notice to or filing with any governmental authority (other than filings after the date hereof with the Securities and Exchange Commission and/or state Blue Sky authorities) is required under the federal laws or the laws of the State of Michigan for the due execution, delivery or performance by the Company and the Subsidiaries of the Transaction Documents, except for any such authorizations, consents, approvals, exemptions or other actions as have been obtained or made.

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            11.       Subject to the assumptions, limitations and qualifications set forth in this opinion letter, in particular those set forth in paragraph (h), Company is not required to register the Notes under the Securities Act of 1933, as amended, and Company is not required to qualify an indenture under the Trust Indenture Act of 1939, as amended, to issue the Notes.

            12.       None of the transactions contemplated by the Transaction Documents violates or results in a violation of regulations T, U or X of the Board of Governors of the Federal Reserve System.

            13.       Neither the Company nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (b) a “holding company” of a “public utility company” of an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, as amended, or (c) a “public utility” within the meaning of the Federal Power Act, as amended.

            14.       Notwithstanding any choice of law provision to the contrary, assuming the applicability of the substantive laws of the State of Michigan, the charging and collection by the Series B Note Purchaser (or by any other holder of the Notes) of the aggregate interest, fees and other charges described in the Note Agreement and the Notes (including, without limitation, any prepayment premium, late charge, default rate of interest, and any other charges payable in the event of a full or partial prepayment of amounts due to the Series B Note Purchaser pursuant to the Note Agreement and the Notes or payment of the amounts due to the Series B Note Purchaser pursuant to the Note Agreement and the Notes after acceleration, and the reimbursement to the Series B Note Purchaser of fees and expenses provided for in the Note Agreement and the Notes) and the method of calculation and payment thereof is lawful and will not violate any applicable usury or similar laws, independently of and without reference to or reliance on any interest or usury "savings" provision that may be set out in the Note Agreement and the Notes, provided the applicable rate of any such interest, fees and other charges which would be considered under the laws of the State of Michigan to constitute "interest" shall never exceed, in the aggregate, 25% per annum.

            15.       To our knowledge, there are no actions, suits or proceedings pending or threatened against the Company or any of the Subsidiaries in any court or before any arbitrator of any kind or before or by any governmental authority that we expect, either individually or in the aggregate, to have a Material Adverse Effect.

The opinions expressed above are subject to the following assumptions, limitations and qualifications:

(a)        We have assumed the accuracy of all factual representations in the Transaction Documents.

(b)        We provide no opinion on any person’s ability to perform or carry out any obligations under the Transaction Documents.

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(c)        We have assumed that the statements contained in the Secretary’s Certificates and the Officer’s Certificates are true and correct as of the date of this opinion letter.

(d)       We do not express any opinion as to any laws, statutes, rules or regulations other than the laws, statutes, rules and regulations of the State of Michigan (excluding municipal or other local ordinances, codes and regulations) and the laws of the United States of America.  We do not express any opinions under any state or federal securities laws, except as set forth above.  In addition, our opinions are limited to laws, rules and regulations that we have, in the exercise of customary professional diligence, determined apply to both (1) business entities doing business in Michigan, without regard to the activities in which they are engaged, and (2) transactions of the type provided for in the Transaction Documents.  For example, we do not express an opinion as to laws or regulations that require a business entity to obtain a license or meet other requirements in order to engage in certain activities.  Notwithstanding that the Transaction Documents provide that they are governed by the laws of the State of Illinois, we are giving these opinions as if each of the Transaction Documents provided for and is governed by the internal laws of the State of Michigan.

(e)        Our opinions as to the due incorporation, valid existence and good standing of the Company are based solely upon the Company Articles and Company Good Standing Certificate.

(f)        Our opinions as to the due incorporation, valid existence and good standing of each of the Subsidiaries are based solely upon the Chassis Articles, Crimson Articles, Aerials Articles, Road Articles, UHI Articles, UC Articles, Chassis Good Standing Certificate, Crimson Good Standing Certificate, Aerials Good Standing Certificate, Road Good Standing Certificate, UHI Good Standing Certificate and UC Good Standing Certificate.

(g)        We have assumed that each Subsidiary, other than the Michigan Subsidiary, (1) has the requisite corporate power and authority to own and encumber its properties and assets and to conduct its business; (2) has all requisite corporate power and authority to execute and deliver and to perform its obligations under, the Transaction Documents; and (3) the execution, delivery and performance of the Transaction Documents by such Subsidiary have been duly authorized by all necessary corporate action on the part of such Subsidiary.  We have also assumed the individual or individuals signing the Transaction Documents on behalf of the Subsidiaries, other than the Michigan Subsidiary, is a duly elected officer acting within the scope of the authorization given under clause (3) of the previous sentence and that the signature of such individual or individuals, together with delivery of the Transaction Documents, constitutes due execution and delivery under the laws of such Subsidiary’s state of incorporation.

            (h)        Our opinions with respect to enforceability of the Transaction Documents are subject to limitations imposed by the effect of general applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, moratorium, and other similar laws and by the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).  Additionally, without limitation of the above, the Transaction Documents may be subject to, and this opinion is limited by, the effect of generally applicable laws that:

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•     limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness;

•     provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

•     limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct;

•     may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

•     govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

•     may, in the absence of a waiver or consent, discharge a guarantor to the extent that guaranteed debt is materially modified, or otherwise permit a guarantor to assert defenses, notwithstanding the waivers and similar provisions in the guaranty;

•     may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

•     limit the enforceability of a contract where the fundamental purpose of the contract has been frustrated, extinguished, or made impossible;

•     limit the availability of a remedy for a breach which is not material or does not adversely affect the party seeking the remedy;

•     may give effect to an oral agreement or implied agreement by trade practice or course of conduct modifying provisions of the Transaction Documents, notwithstanding the provisions requiring written waivers or amendments;

•     provide for a waiver of rights (including, without limitation, broad, vaguely stated, or future rights), claims, demands, liabilities, or defenses to obligations, known or unknown, suspected or unsuspected;

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•     provide that rights or remedies are or are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy; or

•     provide for consent to or selection of jurisdiction or venue or applicable law, or the waiver of a right to a trial by jury.

(i)         Our opinion in paragraph 9 with regard to the articles of incorporation and bylaws of the Subsidiaries, other than the Michigan Subsidiary, is based on a reading of the plain language of all such documents, without regard to the statutory or other laws of each Subsidiary’s respective state of incorporation.

(j)         In connection with our opinions in paragraphs 10 and 11, we have assumed the Series B Note Purchaser is purchasing the Notes for its own account and not for any other person, with its own funds and not with the funds of any other person.  We have further assumed that the Series B Note Purchaser is purchasing the Notes for investment for an indefinite period and not with a view to the sale or distribution of all or any part thereof.  We have assumed that the Series B Note Purchaser is an “accredited investor” under Rule 501(a) of the Securities Act of 1933, as amended, and that the Notes have not been offered or sold through any form of general solicitation or general advertising.  Finally, we note that the assumptions in this opinion letter and this paragraph may be more limited or inconsistent with the provisions of the Transaction Documents.

(k)        Our opinions also assume that a Form D will be timely filed with the U.S. Securities & Exchange Commission in connection with the issuance of the Notes and that timely “blue sky” filings will also be made under applicable state’s securities laws including, without limitation, the filing of a Form D and a Consent to Service of Process, if required, as well as the payment of any required filing fee.

(l)         Our opinions are limited to the sale of the Notes to the Series B Note Purchaser and do not take into account any other potential sales of the Notes.

(m)       In giving our opinion set forth in paragraph 12, we have assumed that: (1) Company will apply the proceeds of the Notes to capital expenditures, to refinance existing indebtedness of the Company, to repurchase capital stock of the Company and for working capital; (2) no part of the proceeds of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock, within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve Company in a violation of Regulation X of that Board (12 CFR 224); and (3)  neither the Series B Note Purchaser, nor any person for whose account any Series B Note Purchaser may acquire the Notes, is a “broker” or a “dealer” within the meaning of Regulation T of the Board of Governors of the Federal Reserve System (12 CFR 200).  In this paragraph, the terms “margin stock” and “purpose of buying or carrying” have the meanings assigned to them in Regulation U.

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            (n)        If, and to the extent that, any of the Transaction Documents are construed to provide for the payment of interest on interest, that construction may be unenforceable to the extent that the stated interest rate exceeds ten percent (10%) per annum, or if no interest rate is stated, the interest charged exceeds seven percent (7%) per annum pursuant to Michigan Compiled Laws § 438.101.

            (o)        We have assumed that the Subsidiaries are wholly owned directly or indirectly by the Company.

Our opinions are matters of professional judgment and are not a guaranty of results.  We furnish this opinion solely and exclusively for the benefit of Prudential, the Existing Holders and the Series B Note Purchasers and their Transferees, and no other person may rely upon it without our prior written consent.  The opinions expressed above are as of the date of this opinion letter only, and we do not assume any obligation to update or supplement those opinions to reflect any fact or circumstances that in the future comes to our attention or any change in law that in the future occurs or becomes effective.  This opinion letter is limited to the matters set forth in it, and no opinions are intended to be implied or may be inferred beyond those expressly stated above.

                                                            Sincerely yours,

                                                            VARNUM LLP

                                                            By

,

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EXHIBIT F-2

[FORM OF OPINION OF COMPANY’S COUNSEL – SHELF NOTES]

[Letterhead of _______________]

[Date of Closing]

[List Purchasers]
c/o Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois   60601

Ladies and Gentlemen:

We have acted as counsel for Spartan Motors, Inc. (the “Company”) in connection with the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 30, 2009, between the Company, on one hand, and Prudential Investment Management, Inc., the Existing Holders named in the Purchaser Schedule attached thereto, the Series B Note Purchaser named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes a party thereto, on the other hand (the “Note Agreement”), pursuant to which the Company has issued to you today the _____% Series ___ Senior Notes due __________, ____ of the Company in the aggregate principal amount of $___________ (the “Notes”).  All terms used herein that are defined in the Note Agreement have the respective meanings specified in the Note Agreement.  This letter is being delivered to you in satisfaction of the condition set forth in paragraph 3C of the Note Agreement and with the understanding that you are purchasing the Notes in reliance on the opinions expressed herein.

In this connection, we have examined such certificates of public officials, certificates of officers of the Company and copies certified to our satisfaction of corporate documents and records of the Company and of other papers, and have made such other investigations, as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth.  We have relied upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established; nothing, however, has come to our attention to cause us to believe that any such factual matters are untrue.  With respect to the opinion expressed in paragraph 3 below, we have also relied upon the representation made by each of you in paragraph 9A of the Note Agreement.

Based on the foregoing, it is our opinion that:

1.         The Company and each of its Subsidiaries is a corporation duly organized and validly existing in good standing under the laws of the State of its organization.  The Company and each of its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction where the ownership of property by it or the nature of the business conducted by it makes such qualification necessary. The Company and each of its Subsidiaries

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has all requisite corporate power to conduct its business as currently conducted and as currently proposed to be conducted.

2.         The Company and each Subsidiary has all requisite corporate power to execute, deliver and perform its obligations under the Note Agreement, the Notes, and the other Transaction Documents to which it is a party.  The Note Agreement, the Notes, and the other Transaction Documents have been duly authorized by all requisite corporate action on the part of the Company and each Subsidiary party thereto and duly executed and delivered by authorized officers of the Company and each Subsidiary party thereto, and are valid obligations of the Company and each Subsidiary party thereto, legally binding upon and enforceable against the Company and each Subsidiary party thereto in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.         It is not necessary in connection with the offering, issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement to register the Notes under the Securities Act or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended.

4.         The extension, arranging and obtaining of the credit represented by the Notes do not result in any violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.         The execution and delivery of the Note Agreement, the Notes, and the other Transaction Documents, the offering, issuance and sale of the Notes and fulfillment of and compliance with the respective provisions of the Note Agreement, the Notes, and the other Transaction Documents do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, or require any authorization, consent, approval, exemption or other action by or notice to or filing with any court, administrative or governmental body or other Person (other than routine filings after the date hereof with the Securities and Exchange Commission and/or state Blue Sky authorities) pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any applicable law (including any securities or Blue Sky law), statute, rule or regulation or (insofar as is known to us after having made due inquiry with respect thereto) any agreement (including, without limitation, any agreement listed in Schedule 8G to the Note Agreement), instrument, order, judgment or decree to which the Company or any of its Subsidiaries is a party or otherwise subject.

6.         Neither the Company nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (b) a “holding company” of a “public utility company” of an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, as amended, or (c) a “public utility” within the meaning of the Federal Power Act, as amended.

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7.         To our knowledge, there are no actions, suits or proceedings pending or threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any governmental authority either (i) with respect to the Note Agreement, the Notes or any other Transaction Document or (ii) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

We acknowledge that the Company has requested that this opinion letter be rendered to each of you and to any Transferee, that this opinion letter is rendered with the intention that each of you and any Transferee may rely on this opinion letter, and that each of you and any Transferee may rely on this opinion letter.

Very truly yours,

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